UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

United Therapeutics Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1040 Spring Street
Silver Spring, MD 20910

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The annual meeting of shareholders of United Therapeutics Corporation will be held at our headquarters, 1040 Spring Street, Silver Spring, Maryland 20910, on Monday, June 28, 2010, at 9:00 a.m. local time for the following purposes:

  1.
  Election of the following three Class II directors nominated by our Board of Directors for terms expiring at the 2013 annual meeting of shareholders: Christopher Causey, Richard Giltner and R. Paul Gray;

  2.
  Approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock;

  3.
  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010; and

  4.
  To consider and act upon such other business as may properly come before the annual meeting of shareholders and any adjournment or postponement thereof.

        Only shareholders of record at the close of business on April 29, 2010, are entitled to notice of, and to vote at, our 2010 annual meeting of shareholders.

        Important Notice Regarding the Availability of Proxy Materials for United Therapeutics Corporation's 2010 Annual Meeting of Shareholders to Be Held on Monday, June 28, 2010:

United Therapeutics Corporation's Proxy Statement, Annual Report, Form 10-K and
other proxy materials are available at: http://ir.unither.com/annualProxy.cfm.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

        ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THIS MEETING.

                      By Order of the Board of Directors,

                      Paul A. Mahon
                       Corporate Secretary

April 29, 2010
Silver Spring, Maryland

NOTICE: This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, as discussed in more detail in this proxy statement. Therefore, if your shares are held through a brokerage firm, bank or other nominee, they will not be voted on the election of directors unless you affirmatively vote your shares in one of the ways described in this proxy statement.

PAGE
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES	1
General	1
Record Date and Outstanding Shares	1
Solicitation	1
Voting Rights and Quorum	1
Proxy	2
Voting Requirements	2
PROPOSAL NO. 1: Election of Directors	3
BOARD OF DIRECTORS, COMMITTEES, CORPORATE GOVERNANCE	5
The Role of our Board: Risk Oversight	9
Board of Directors Leadership	9
Director Nominations and Diversity	9
Director Independence	10
Committees of our Board of Directors	11
Audit Committee	11
Compensation Committee	12
Nominating and Governance Committee	13
Scientific Committee	13
Committee Charters	14
Meetings of our Board of Directors	14
Shareholder Communications with Directors	14
DIRECTOR COMPENSATION	15
Table: Director Compensation	16
Certain Relationships and Related Party Transactions	17
BENEFICIAL OWNERSHIP OF COMMON STOCK	19
PROPOSAL No. 2: Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Increase the Authorized Number of Shares of our Common Stock	21
Effects of the Increase in Authorized Common Stock	22
Certain Existing Anti-Takeover Mechanisms	23
Required Vote and Effective Date of Proposed Amendment	24
PROPOSAL No. 3: Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2010	25
COMPENSATION DISCUSSION AND ANALYSIS	26
Executive Summary	26
Compensation Guiding Principles	27
Review of 2009 Executive Compensation Decisions	28
Table: Summary 2009 Target Compensation	28
2009 Base Salary	28
2010 Base Salary	29
Company-Wide Milestone Incentive Bonus Program	29
Cash Incentive Bonus Compensation	33
Long-Term Incentive Bonus Compensation	34
2009 Annual Long-Term Incentive Bonus Award to our Chief Executive Officer	39
Long-Term Incentive Bonus Awards Grant Timing Policy	39
Benefits and Perquisites	40
Benchmarking of Compensation, Target Pay Position, Tally Sheets and Other Factors Affecting Compensation Decisions	42
Accounting and Tax Considerations	45

i

ii

UNITED THERAPEUTICS CORPORATION
1040 Spring Street
Silver Spring, MD 20910

PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

General

        This proxy statement and enclosed proxy card are being furnished on or about May 8, 2010, to shareholders of United Therapeutics Corporation in connection with the solicitation by our Board of Directors of proxies to be voted at our 2010 annual meeting of shareholders (Annual Meeting) and any adjournment or postponement thereof. Our Annual Meeting will be held on Monday, June 28, 2010, beginning at 9:00 a.m. local time at our corporate headquarters, 1040 Spring Street, Silver Spring, Maryland 20910.

Record Date and Outstanding Shares

        At the close of business on April 29, 2010 (Record Date), there were [XX,XXX,XXX] shares of our common stock outstanding and entitled to vote at our Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote, either in person or by proxy, at our Annual Meeting, and each share will have one vote. On September 22, 2009, we effected a two-for-one split of our common stock.

Solicitation

        Proxies are being solicited by our Board of Directors. We will bear the cost of soliciting proxies. Our officers and employees may solicit proxies in person or by telephone, fax, email or regular mail, and they will receive no additional compensation for such work. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service.

Voting Rights and Quorum

        Shares can be voted at our Annual Meeting only by shareholders who are present in person or represented by proxy. Whether or not a shareholder plans to attend our Annual Meeting in person, he or she is encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Corporate Secretary of United Therapeutics Corporation at 1040 Spring Street, Silver Spring, Maryland 20910, a written notice of revocation or a fully executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to achieve a quorum for the transaction of business at the Annual Meeting.

        Abstentions, "broker non-votes" (i.e., shares held by brokers or nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) and proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted as present in determining whether the quorum requirement is satisfied.

        Your broker, bank, trust or other nominee has the discretion to vote on routine corporate matters (including the ratification of the appointment of the independent registered public accounting firm)

presented in the proxy materials without your specific voting instructions. Your broker, bank, trust or other nominee does not have the discretion to vote on non-routine matters (including the election of directors and the amendment to the Amended and Restated Certificate of Incorporation). For non-routine matters, your shares will not be voted without your specific voting instructions.

Proxy

        If the enclosed proxy card is properly executed and returned prior to the Annual Meeting, the shares represented by the proxy card will be voted in accordance with the shareholder's directions. If the proxy card is signed and returned without any direction given, shares of our common stock represented by the proxy will be voted FOR the election of the three director nominees named on the proxy card, FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock, and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

        Each of our director nominees has consented to be named herein and to continue to serve on our Board of Directors, if elected. It is not anticipated that any nominee will become unable or unwilling to accept his or her nomination or election. If such an event should occur, the persons named in the proxy intend to vote for the election of, in such nominee's stead, such other person as is recommended to our Board of Directors by our Board of Directors' Nominating and Governance Committee.

Voting Requirements

  Proposal No. 1: Election of Directors

        Directors are elected by a plurality of the affirmative votes cast at our Annual Meeting. A "plurality" voting standard means that the three nominees who receive the largest number of votes cast will be elected as directors. Broker non-votes and shares as to which a shareholder withholds voting authority are not considered votes cast and therefore have no impact on the election of directors. Cumulative voting is not permitted in the election of directors. Proxies may not be voted for more than three nominees.

  Proposal No. 2: Approval of Amendment to Amended and Restated Certificate of Incorporation to Increase Authorized Number of Shares of Common Stock

        The affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at our Annual Meeting is required for approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock. Abstentions and broker non-votes, if any, have the same effect as an "against" vote.

  Proposal No. 3: Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2010

        The affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at our Annual Meeting is required for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010. Abstentions and broker non-votes, if any, have the same effect as an "against" vote.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        Our Board of Directors (Board) consists of ten members and is divided into three classes of three or four members each. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected to a three-year term. This year at our Annual Meeting, Christopher Causey, Richard Giltner and R. Paul Gray are nominees for election as Class II directors for terms expiring at our 2013 annual meeting of shareholders.

        We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. We also endeavor to have a board of directors that, as a whole, represents a range of experiences in business, government, education and technology and in other areas that are relevant to our business activities. In addition, our Board believes there are certain attributes every director should possess, which are set forth in the Director Nominations and Diversity section below.

        In evaluating incumbent directors for re-nomination to our Board, the members of our Nominating and Governance Committee consider a variety of factors. These include each director's independence, financial literacy, personal and professional accomplishments, tenure on our Board and experience in light of our business goals. The following table presents information concerning persons nominated for election as directors at our Annual Meeting and for those of our directors whose terms of office will continue after our Annual Meeting, including their membership on committees of our Board, principal occupations or affiliations during the last five years or more, director qualifications, and certain other directorships held. For additional information concerning the director nominees, including stock ownership and compensation, see the section entitled Non-Employee Director Compensation and the Beneficial Ownership of Common Stock table below.

Nominees for Election at our 2010 Annual Meeting of Shareholders

Christopher Causey, M.B.A. Age 47	Chairman, Compensation Committee
Member, Scientific Committee
Mr. Causey has served as the Principal of the Causey Consortium, a professional services organization providing business strategy and marketing counsel to the healthcare industry, since 2002. Previously, Mr. Causey served as a senior marketing officer for a variety of healthcare and technology companies. From 2001 to 2002, Mr. Causey served as the Chief Marketing Officer for Definity Health Incorporated. Mr. Causey has served as a United Therapeutics director since 2003.

Drawing upon over 20 years of experience in strategic planning and marketing for health care delivery, financing and biotechnology organizations, Mr. Causey brings to our Board extensive experience in and knowledge of the health care and biotech industries. Now that we have three marketed products in addition to our commercial telemedicine business, our Board benefits from Mr. Causey's extensive leadership experience as a senior health care marketing executive. He has also led technology and management assessment efforts for our Board.

Richard Giltner Age 46	Member, Audit Committee
Member, Nominating and Governance Committee
From 2006 until recently, Mr. Giltner served as a managing director of Société Générale Asset Management, an international fund management firm, and head of the European office for its fund of hedge funds group. From 2003 to 2006, Mr. Giltner was the global head of foreign exchange options for the investment banking arm of Société Générale. He has also held various other managerial positions within Société Générale since joining that company in 1991. Mr. Giltner was appointed to our Board on April 29, 2009, after being recommended to the Nominating and Governance Committee by Professor Patusky, our Lead Independent Director and Chairman of the Nominating and Governance Committee.

Mr. Giltner brings to our Board over twenty years of experience in the financial sector, including international financial markets, financial derivatives, alternative investments and asset management. As our business continues to grow and expand, our Board benefits from Mr. Giltner's global business and financial expertise and his perspective as an institutional investor as well as his leadership experience in international finance.
R. Paul Gray Age 46
Chairman, Audit Committee
Member, Compensation Committee
Mr. Gray is currently the Managing Member of Core Concepts, LLC, a strategic and financial consulting firm, which he founded in 2002. From 1985 to 1999, Mr. Gray practiced as a Certified Public Accountant at Ernst & Young LLP, KPMG LLP and Beers & Cutler LLP. Mr. Gray has served as an officer for his clients and companies within Core Concepts' portfolio from time to time. Our Board of Directors has determined that Mr. Gray is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and meets the financial sophistication requirements of the listing standards of the NASDAQ. Mr. Gray currently serves on the boards of several public companies including Red Branch Technologies, Inc. (since 2006), Critical Solutions, Inc. (since 2009), and Biomimix, Inc. (since 2006). Mr. Gray also serves on the board of Nano Therapies, LLC. Mr. Gray served on the board of TenthGate, Inc., a public medical holding company, until December 2007 and served as a director of Earth Search Sciences, Inc., a publicly traded company, until May 2005. Mr. Gray has served as a United Therapeutics director since 2003.

Mr. Gray brings to our Board over twenty years of experience as an accountant and entrepreneur. His extensive experience with private and public companies on governance, financial compliance, accounting, finance, business development and audit matters is beneficial to our Board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES AS CLASS II DIRECTORS.

 BOARD OF DIRECTORS, COMMITTEES, CORPORATE GOVERNANCE

Directors Continuing in Office with Terms Ending in 2011

Raymond Dwek, F.R.S. Age 68	Chairman, Scientific Committee
Professor Dwek is a Fellow of the Royal Society, London, and has served as Director of the Glycobiology Institute and Professor of Glycobiology at the University of Oxford since 1988. His term as President of the Institute of Biology (a professional organization) runs from 2008 through 2010. From 2000 to 2006, Professor Dwek served as head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which was publicly traded on the London Stock Exchange and NASDAQ, and he served as a member of its Board of Directors until its sale in 2003. He was the 2007 Kluge Chair of Technology and Society at the U.S. Library of Congress. Professor Dwek is the founder of glycobiology, the study of the structure, biosynthesis and biology of sugar chains. He has served as a United Therapeutics director since 2002.

Professor Dwek has extensive scientific expertise and experience as both administrator of the world's largest biochemistry department and as a biotechnology innovator in the European Union. Our Board benefits from his scientific insight and experience in pharmaceutical research and development in evaluating existing and potential new programs.

Roger Jeffs, Ph.D. Age 48	Dr. Jeffs received his undergraduate degree in chemistry from Duke University and his Ph.D. in pharmacology from the University of North Carolina. Dr. Jeffs joined United Therapeutics in September 1998 as Director of Research, Development and Medical. Dr. Jeffs was promoted to Vice President of Research, Development and Medical in July 2000, and to his current position of President and Chief Operating Officer in April 2001. From 1993 to 1995, Dr. Jeffs worked at Burroughs Wellcome & Company where he was a member of the clinical research team that developed Flolan®, the first FDA approved therapy for patients with pulmonary arterial hypertension. From 1995 to 1998, Dr. Jeffs worked at Amgen, Inc. where he served as the worldwide clinical leader of the Infectious Disease Program. Dr. Jeffs currently leads our global clinical, commercial and business development efforts. He has served as a United Therapeutics director since 2002.

As he is responsible for our clinical and commercial operations, as well as manufacturing and sales and marketing efforts, Dr. Jeffs manages the largest portion of our annual budget. Our Board benefits from Dr. Jeffs' thorough and real-time understanding of our company and knowledge of our existing business, risks and prospects. Dr. Jeffs also brings to the Board extensive experience in the biotechnology industry. In addition to managing critical areas of our business, Dr. Jeffs manages the majority of our senior managers and employees and offers valuable insights to our Board related to the company's employee infrastructure and growth strategy.
Christopher Patusky, J.D., M.G.A. Age 46
Vice Chairman of the Board
Lead Independent Director
Chairman, Nominating and Governance Committee
Member, Audit Committee
Since August 2007, Professor Patusky has served as Director, Office of Real Estate, for the Maryland Department of Transportation, where he is responsible for overseeing the Department's real estate matters statewide, including its transit-oriented development program. From 2002 until May 2007, Professor Patusky served as the Executive Director and a member of the faculty of the Fels Institute of Government at the University of Pennsylvania. He has served as a United Therapeutics director since 2002.

Professor Patusky brings to our Board extensive governance experience from his former position as an administrator and faculty member at the Fels Institute of Government as well as legal experience from his prior career in private practice, which focused on litigation, copyright law, and business startups. Professor Patusky also brings to our Board familiarity with governmental regulation and relations between the government and the private sector due to his leadership experience in state government.

Tommy Thompson, J.D. Age 68	Before entering the private sector in 2005, Governor Thompson enjoyed a long and distinguished career in public service. As Secretary of Health and Human Services from 2001 to 2005, he was a leading advocate for the health and welfare of all Americans. He also served four terms as Governor of Wisconsin from 1987 to 2001. From 2005 to the present, Governor Thompson has served as a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. From 2005 to 2009, he also served as the Independent Chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation's most pressing health care and public health related challenges. Currently, he also serves as chairman of the board of directors of AGA Medical Holdings, Inc., and is a member of the boards of directors of CareView Communications, Inc., Centene Corporation and C.R. Bard, Inc. He previously served on the boards of directors of SpectraScience and CNS Response, Inc. (through December 2009), and X Shares Advisors (through March 2007). Governor Thompson was appointed to our Board on January 1, 2010, after being recommended to the Nominating and Governance Committee by Directors Sullivan and Gray.

Governor Thompson brings to our Board significant experience in the healthcare industry, both as a public official and in the private sector, as well as extensive public company board experience and knowledge of legislative affairs. Governor Thompson's legal experience also is useful in the Board's oversight of the Company's legal and regulatory compliance.

Directors Continuing in Office with Terms Ending in 2012

Martine Rothblatt, Ph.D., J.D., M.B.A. Age 55	Chairman of the Board
Dr. Rothblatt started United Therapeutics in 1996 and has served as Chairman and Chief Executive Officer since its inception. Prior to United Therapeutics, she founded and served as Chairman and Chief Executive Officer of Sirius Satellite Radio. She also represented the radio astronomy interests of the National Academy of Sciences' Committee on Radio Frequencies before the FCC and led the International Bar Association's efforts to present the United Nations with a draft Human Genome Treaty. Her book, YOUR LIFE OR MINE: HOW GEOETHICS CAN RESOLVE THE CONFLICT BETWEEN PUBLIC AND PRIVATE INTERESTS IN XENOTRANSPLANTATION, was published by Ashgate in 2004. She is a co-inventor on three of our patents pertaining to treprostinil. She has served as a United Therapeutics director since 1996.
Dr. Rothblatt brings to the Board extensive leadership and business experience at technology companies, in-depth knowledge of our company, as well as expertise in medical ethics.

Louis Sullivan, M.D. Age 75	Member, Compensation Committee
Member, Nominating and Governance Committee
Member, Scientific Committee
Dr. Sullivan currently serves as a Director of Henry Schein, Inc., BioSante Pharmaceuticals, Inc., and Emergent BioSolutions, Inc., all publicly traded companies. Dr. Sullivan was the founding President of Morehouse School of Medicine, from 1981 to 1989 and 1993 to 2002, and he became President Emeritus of Morehouse School of Medicine in July 2002. Dr. Sullivan was also founder and Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America, and a member of the Board of Trustees of Little League of America. Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from 1989 to 1993. He is a physician certified in internal medicine with a subspecialty certification in hematology. He has served as a United Therapeutics director since 2002.
Dr. Sullivan brings to our Board significant experience in the healthcare industry as a public official, physician and professor, scientific expertise and extensive public company board experience.
Ray Kurzweil Age 62
Mr. Kurzweil is an inventor, entrepreneur and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT-Lemelson Prize, eighteen honorary doctorates and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Since 1995, Mr. Kurzweil has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. He has served as a United Therapeutics director since 2002.

Mr. Kurzweil brings to our Board extensive technological experience as an inventor and technology developer. His technical expertise in the areas of artificial intelligence, telemedicine, and pharmaceutical research and development, and his experience in building businesses around his inventions provide our Board with perspective in evaluating current and proposed technologies and business opportunities. Mr. Kurzweil also brings to our Board extensive corporate leadership experience.

The Role of our Board: Risk Oversight

        Our Board is responsible for overseeing the risks facing our company. Our Board works directly with Dr. Rothblatt, Dr. Jeffs, our Chief Financial Officer, our General Counsel and other members of our senior management in carrying out its risk oversight function. Our directors take a proactive, interested and detailed approach to their service on our Board, and set expectations to promote our success through the achievement of business objectives while maintaining high standards of responsibility and ethics. At its meetings our Board receives reports from our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and General Counsel, and may also receive reports from the Committee Chairmen, outside consultants and other executives, among others. These presentations often include identification and assessment of risks our company currently faces and/or that are anticipated to be faced by our company in the future. Our Board is able to ask questions, discuss and provide guidance to management on the risks presented. Our senior management is responsible for assessing risk on a daily basis. Our Board expects that our senior management continually identifies, assesses and manages the short-term and long-term risks faced by our company. If members of our senior management identify risks that are material to our company, our Board may convene a special meeting to discuss, assess and address such risks.

Board of Directors Leadership

        Our Chief Executive Officer, who founded our company, serves as Chairman of our Board. Our Board believes that the combined role of Chairman and Chief Executive Officer currently is an appropriate leadership structure for our company. In this regard, having a combined Chairman and Chief Executive Officer provides an efficient and effective leadership model for a growing entrepreneurial company like ours, as it fosters clear accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined Chairman and Chief Executive Officer role that facilitates our Board's guidance of management.

        Our Board has designated a Lead Independent Director. Among other responsibilities, our Lead Independent Director coordinates the activities of our other independent directors, approves Board meeting schedules, agendas and information sent to our Board, chairs all executive sessions of our independent directors, and serves as principal liaison between our independent directors and our Chairman and senior management.

Director Nominations and Diversity

        The Nominating and Governance Committee of our Board does not have a formal policy with respect to considering director candidates or director diversity. Once the Nominating and Governance Committee identifies a potential director nominee, with the help of our General Counsel, it screens the candidate, performs reference checks, prepares a biography and conducts interviews. If the outcome of that process is favorable, the Nominating and Governance Committee recommends the candidate to our Board for nomination.

        The Nominating and Governance Committee considers candidates recommended by shareholders and evaluates them using the same criteria as it uses to evaluate all other candidates. The Nominating and Governance Committee seeks to recommend director candidates who will enhance the quality of our Board's deliberations and decisions, who will take their duties seriously and who will promote the values and ethics to which we subscribe.

        A shareholder who wishes to suggest a prospective nominee for the Nominating and Governance Committee's consideration should submit the candidate's name and qualifications to our Corporate Secretary at the address set forth under Shareholder Communications with Directors below.

  Minimum Criteria for Director Candidates

        To be considered by the Nominating and Governance Committee, a director candidate must meet the following minimum criteria:

  •
  Personal and professional integrity;

  •
  A record of exceptional ability and judgment;

  •
  Ability and willingness to participate fully and work constructively in Board activities, including active participation in meetings of our Board and its committees;

  •
  Interest, capacity and willingness, in conjunction with the other members of our Board, to serve the interests of our shareholders;

  •
  Reasonable knowledge of the fields of our operations, as well as familiarity with the principles of corporate governance;

  •
  Expertise to serve on one or more committees of our Board; and

  •
  Absence of any personal or professional relationships that would adversely affect his or her ability to serve our best interests and those of our shareholders.

  Additional Qualities and Skills for Director Candidates

        In addition, the Nominating and Governance Committee is interested in candidates who possess the following skills:

  •
  The ability to contribute to the variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics represented by the members of our Board;

  •
  A desire to contribute positively to the existing tone and collaborative culture among our Board members; and

  •
  Professional and personal experiences and expertise relevant to achievement of our strategic objectives.

Director Independence

        Our Board has determined that: (i) Christopher Causey, Richard Giltner and R. Paul Gray are "independent" in accordance with Rule 4200(a)(15) of the NASDAQ listing standards; (ii) Roger Jeffs and Martine Rothblatt are not "independent" in accordance with Rule 4200(a)(15) of the NASDAQ listing standards, due to Dr. Jeffs' employment as our President and Chief Operating Officer and Dr. Rothblatt's employment as our Chief Executive Officer; (iii) Ray Kurzweil is not "independent" in accordance with Rule 4200(a)(15) of the NASDAQ listing standards due to certain payments received in connection with the technical services agreements described in the section entitled Certain Relationships and Related Transactions below; (iv) Raymond Dwek, Christopher Patusky, Louis Sullivan and Tommy Thompson, who are not standing for election at our Annual Meeting, are "independent" under Rule 4200(a)(15) of the NASDAQ listing standards; and (v) R. Paul Gray, Christopher Patusky, Christopher Causey and Richard Giltner meet the heightened independence standards for audit committee members set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.

        In determining that Professor Dwek is "independent," our Board considered the transactions between United Therapeutics and the University of Oxford described in the section entitled Certain Relationships and Related Transactions below.

 Committees of our Board of Directors

        Our Board has established four committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Scientific Committee. The current composition of each committee is as follows:

Audit Committee

        The Audit Committee's responsibilities include:

  •
  Representing and assisting our Board in its oversight responsibilities regarding our accounting and financial reporting processes, the audits of our financial statements, including the integrity of our financial statements, and the qualifications and independence of Ernst & Young, LLP, our independent registered public accounting firm;

  •
  Retaining and terminating our independent auditors;

  •
  Approving in advance all audit and non-audit services to be performed by our independent auditors; and

  •
  Approving related party transactions (as defined under the rules of the Securities and Exchange Commission (SEC)).

        For additional information regarding the processes and procedures used by the Audit Committee, see the section entitled Report of the Audit Committee below.

        The Audit Committee's duties are fully outlined in its charter.

 Compensation Committee

        The Compensation Committee oversees our compensation plans and policies, reviews and approves compensation for our executive officers and administers our equity incentive and share tracking awards plans, including reviewing and approving grants of stock options and share tracking awards to our executive officers and employees. The Compensation Committee's responsibilities include:

  •
  Creating a system for awarding long-term and short-term performance-oriented incentive compensation to attract and retain senior management, and ensuring that our compensation plans are appropriate, competitive and properly reflect our goals and objectives; and

  •
  Assisting our Board in discharging its responsibilities regarding compensation of our executive officers.

        For additional information regarding the processes and procedures used by the Compensation Committee, see the section entitled Executive Pay Decisions and Process in the Compensation Discussion & Analysis below.

        The Compensation Committee's duties are fully outlined in its charter.

  Independent Compensation Consultant

        The Compensation Committee has the authority to engage advisors to assist it in carrying out its responsibilities. In accordance with this authority, the Compensation Committee directly engages Compensia, Inc. (Compensia) as its compensation consultant to advise it on our executive and non-employee director compensation practices and policies. Compensia has served in this capacity since 2004, and is expected to continue in this role until determined otherwise by either the Compensation Committee or Compensia. The Compensation Committee, in its discretion, may replace Compensia or hire additional consultants at any time. We have determined that Compensia is independent because it does not provide any other services to us and receives compensation only for services it provides to or on behalf of the Compensation Committee.

        The Compensation Committee has engaged Compensia to review and advise it on all principal aspects of executive and non-employee director compensation. This includes base salaries, cash incentive bonus awards, and long-term incentive bonus awards for our executive officers, and cash compensation and long-term incentive awards for non-employee directors. Tasks Compensia performed for the Compensation Committee in 2009 include:

  •
  Reviewing and advising on the structure of our compensation arrangements (i.e., base salary levels, cash incentive bonus award target levels and the size of long-term incentive bonus award targets) for our Chief Executive Officer and our other executive officers;

  •
  Providing recommendations regarding the composition of our peer groups;

  •
  Gathering and analyzing publicly available proxy data for our peer groups and survey data relating to executive compensation;

  •
  Conducting pay and performance analyses relative to our peer groups;

  •
  Updating the Compensation Committee on industry trends and best practices with respect to executive long-term incentive compensation program design, including types of long-term incentive compensation awards, size of long-term incentive compensation grants, and aggregate long-term incentive compensation grant usage;

  •
  Evaluating the United Therapeutics Corporation Share Tracking Awards Plan against industry norms and our design/cost targets;

  •
  Assisting with the drafting of the Compensation Discussion and Analysis for our proxy statement; and

  •
  Working on special or ad-hoc projects for the Compensation Committee as they arose.

        In the course of fulfilling these responsibilities, Compensia regularly communicates with the Compensation Committee Chairman outside of and prior to most Compensation Committee meetings. The Compensation Committee may invite Compensia to attend its meetings. In 2009, Compensia attended three of the Compensation Committee's twelve meetings.

        Per the Compensation Committee's instructions, Compensia completed these services and advised the Compensation Committee where indicated above. While the Compensation Committee considers Compensia's recommendations, the Compensation Committee's decisions, including the specific amounts paid to our executive officers and directors, are its own and may reflect factors and considerations other than the information and recommendations provided by Compensia.

Nominating and Governance Committee

        In addition to the responsibilities described in the section entitled Director Nominations and Diversity above, the Nominating and Governance Committee's responsibilities include:

  •
  Proposing nominees for election to our Board;

  •
  Proposing nominees to fill vacancies and newly created directorships;

  •
  Reviewing candidates for election to our Board recommended to us by our shareholders;

  •
  Recommending committee membership and chairmen;

  •
  Reviewing management succession plans;

  •
  Developing, evaluating, recommending to our Board and monitoring all matters with respect to corporate governance; and

  •
  Monitoring our compliance with legal and regulatory obligations.

        The Nominating and Governance Committee's duties are fully outlined in its charter.

Scientific Committee

        On April 1, 2010, our Board established a Scientific Committee. The Scientific Committee's responsibilities include:

  •
  Providing strategic advice and making recommendations to our Board and management regarding our current and planned research and development programs;

  •
  Advising our Board and management on the scientific merit of technology or products involved in licensing and acquisition opportunities; and

  •
  Reviewing new developments, technologies, and trends in biopharmaceutical research and development.

        Scientific Committee members with appropriate scientific expertise also serve as members of our Scientific Advisory Board and act as the Board's liaisons to our Scientific Advisory Board. Our Scientific Advisory Board is composed of scientists and physicians who meet twice a year to discuss and evaluate potential opportunities for our company and guide our scientists as they work to develop improved versions of our existing products. From time to time, our Chairman and Chief Executive Officer will ask Scientific Committee members to review technological developments that are strategically important or promising to our company.

        The Scientific Committee's duties are fully outlined in its charter.

 Committee Charters

        The charter for each Board committee is available electronically in the "Corporate Governance" section of the "Investor Relations" page of our website located at http://ir.unither.com/governance.cfm, or by writing to us at: United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910, or by sending an e-mail to corporatesecretary@unither.com.

 Meetings of our Board of Directors

        Our full Board held seven meetings during 2009. In addition, during 2009, the Audit Committee held nine meetings, the Compensation Committee held twelve meetings, and the Nominating and Governance Committee held three meetings. Each of our directors attended more than 75% of the total number of meetings of our Board and the committees on which he or she served during 2009. In accordance with applicable NASDAQ rules, the independent members of our Board met without management present four times during 2009. We do not have a formal policy regarding director attendance at our annual meeting of shareholders and although our Board encourages all members to attend such meetings, their attendance is not mandatory. All but one member of our Board attended our 2009 annual meeting of shareholders.

Shareholder Communication with Directors

        Shareholders are encouraged to address any director communications to our Corporate Secretary by overnight or certified mail, signature acceptance or return receipt required, at: United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910. Our Corporate Secretary has the authority to disregard or take other reasonable action with respect to any inappropriate shareholder communications. After confirming the stock ownership of the author of the communication, our Corporate Secretary will review the appropriateness of a shareholder communication based on the relevance of the communication to Board decisions. If deemed an appropriate communication, our Corporate Secretary will submit the shareholder communication to our Lead Independent Director. Shareholders will receive a written acknowledgement from our Corporate Secretary upon receipt of such written communication.

 DIRECTOR COMPENSATION

        Our non-employee directors are eligible to receive stock options under the 1997 United Therapeutics Amended and Restated Equity Incentive Plan (EIP) and awards under the 2008 United Therapeutics Corporation Share Tracking Awards Plan (STAP). Non-employee directors' initial and annual stock option and STAP awards are granted with an exercise price equal to the closing price of our common stock as reported on the NASDAQ Global Select Market (NASDAQ) on the date of grant, or on the preceding trading day if the award is granted on a date when the NASDAQ is not open. Initial grants of stock options or STAP awards, consisting of the initial membership award and a pro-rated amount of the annual award for the remainder of the then-current term, are made on the date of a director's appointment or election to our Board, or on the preceding trading day if the award is granted on a date when the NASDAQ is not open. Annual awards of stock options or STAP awards are made on the date of the first meeting of our Board following our annual meeting of shareholders in the year of grant. Awards of stock options and STAP awards to our non-employee directors become fully vested on the one-year anniversary of the grant date only if the director attends at least 75% of the regularly scheduled meetings of our Board and his or her committee meetings from the date of grant until the date of our next annual meeting of shareholders.

        The following table describes our current compensation practices for non-employee directors. Employee directors do not receive any compensation for service on our Board in addition to their regular compensation as employees.

		Stock Option or STAP Awards(3)(4)
	Annual Cash
		Initial (#)	Annual (#)
Board Membership	$25,000	20,000	15,000
Lead Independent Director(1)	$25,000	—	—
Committee Chairmanship(2):
Audit Committee	$20,000	—	—
Compensation Committee	$15,000	—	—
Nominating and Governance Committee	$10,000	—	—
Scientific Committee	$15,000
Committee Membership(2):
Audit Committee	$10,000	—	—
Compensation Committee	$7,500	—	—
Nominating and Governance Committee	$5,000	—	—
Scientific Committee	$7,500

(1)
Compensation for service as Lead Independent Director is paid in addition to amounts paid for membership on our Board and for any committee chairmanship or membership.

(2)
Committee chairmen receive the compensation indicated for committee chairmanship in lieu of the compensation for committee membership. Compensation for committee chairmanship and committee membership is paid in addition to amounts paid for membership on our Board.

(3)
Annual awards are granted once per year on the date of the first meeting of our Board following our annual meeting of shareholders.

(4)
The number of stock option or STAP awards set to be granted to our directors for initial and annual Board membership each year was not affected by the two-for-one split of our common stock on September 22, 2009. Outstanding grants of stock options or STAP awards that our directors received prior to September 22, 2009 were adjusted for the stock split.

        Directors may also be compensated for special assignments from our Board. In 2009, Louis Sullivan and Raymond Dwek received special compensation for serving as members of our Scientific Advisory Board in their capacity as Board members. The compensation received is reported in the Director Compensation table below.

        The following table lists the compensation earned in 2009 by each non-employee director:

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Option or STAP Awards ($)(2)		All Other Compensation($)		Total ($)
Christopher Causey	$50,000	$586,800	(3)	$—		$636,800
Raymond Dwek	30,000	586,800	(4)	50,000	(10)	666,800
Paul Gray	52,500	586,800	(5)	—		639,300
Richard Giltner	23,750	1,268,045	(6)	—		1,291,795
Ray Kurzweil	25,000	586,800	(7)	—		611,800
Christopher Patusky	70,000	586,800	(8)	—		656,800
Louis Sullivan	37,500	586,800	(9)	26,650	(10)	650,950
Tommy Thompson(11)	0	0		0		0

(1)
Includes annual cash retainer and fees for serving on our Board, the committees of our Board and as Lead Independent Director.

(2)
Represents the aggregate grant date fair value of stock option and STAP awards granted to non-employee directors in 2009, computed in accordance with the rules of the SEC. For a discussion of the valuation assumptions for stock options and STAP awards, see Notes 8 and 11, respectively, to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
During 2009, Mr. Causey was granted 30,000 stock options with an exercise price of $41.14 and a grant date fair value of $19.56 per share (number of options and per-share prices adjusted for the September 2009 two-for-one split of our common stock). As of December 31, 2009, Mr. Causey had 104,000 stock options outstanding.

(4)
During 2009, Prof. Dwek was granted 30,000 stock options with an exercise price of $41.14 and a grant date fair value of $19.56 per share (number of options and per-share prices adjusted for the September 2009 two-for-one split of our common stock). As of December 31, 2009, Prof. Dwek had 159,334 stock options outstanding.

(5)
During 2009, Mr. Gray was granted 30,000 stock options with an exercise price of $41.14 and a grant date fair value of $19.56 per share (number of options and per-share prices adjusted for the September 2009 two-for-one split of our common stock). As of December 31, 2009, Mr. Gray had 122,000 stock options outstanding.

(6)
During 2009, Mr. Giltner was granted: (a) upon joining our Board on April, 29 2009, 47,500 stock options (number of options and per-share prices adjusted for the September 2009 two-for-one split of our common stock) with an exercise price of $31.04 and a grant date fair value of $14.34 per share (which includes his initial membership award as well as a pro-rated amount of his annual award for the remainder of the then-current term); and (b) as his annual stock option award, 30,000 stock options with an exercise price of $41.14 and a grant date fair value of $19.56 per share (number of options and per-share prices adjusted for the September 2009 two-for-one split of our common stock). As of December 31, 2009, Mr. Giltner had 77,500 stock options outstanding.

(7)
During 2009, Mr. Kurzweil was granted 30,000 awards under our STAP with an exercise price of $41.14 and a grant date fair value of $19.56 per share (number of STAP awards and per-share prices adjusted for the September 2009 two-for-one split of our common stock). As of December 31, 2009, Mr. Kurzweil had 60,000 stock options outstanding and 30,000 STAP awards outstanding.

(8)
During 2009, Prof. Patusky was granted 30,000 awards under our STAP with an exercise price of $41.14 and a grant date fair value of $19.56 per share (number of STAP awards and per-share prices adjusted for the September 2009 two-for-one split of our common stock). As of December 31, 2009, Prof. Patusky had 137,500 stock options outstanding and 30,000 STAP awards outstanding.

(9)
During 2009, Dr. Sullivan was granted 30,000 awards under our STAP with an exercise price of $41.14 and a grant date fair value of $19.56 per share (number of STAP awards and per-share prices adjusted for the September 2009 two-for-one split of our common stock). As of December 31, 2009, Dr. Sullivan had 151,282 stock options outstanding and 30,000 STAP awards outstanding.

(10)
Includes cash fees paid for service on the Scientific Advisory Board as Board liaisons.

(11)
Governor Thompson was appointed to our Board effective January 1, 2010.

 Certain Relationships and Related Party Transactions

  Review and Approval of Related Party Transactions

        It is the general practice of our Audit Committee to review all material facts regarding potential related party transactions (as defined under the rules of the SEC), as prepared and presented to the Audit Committee by our Chief Financial Officer and/or our General Counsel. After reviewing all relevant information, the Audit Committee generally approves of or prohibits entering into a related party transaction, taking into account whether the related party transaction is made on arm's length terms no more favorable to the related party than terms generally available to an unaffiliated third party under the same or similar circumstances as well as the nature and extent of the related party's interest in the transaction.

  Kurzweil Technologies, Inc. Technical Services Agreements

        In September 2002, we entered into a technical services agreement for certain telemedicine technology development services for our subsidiary, Medicomp, Inc. with Kurzweil Technologies, Inc. (KTI), a company controlled by Ray Kurzweil. Pursuant to this agreement, we paid KTI a monthly consulting fee. In addition, we agreed to pay KTI a five percent royalty on certain sales of products reasonably attributed to and dependent upon the technology developed by KTI under the technical services agreement and which are covered by claims of an issued and unexpired United States patent. We terminated the services performed under this agreement in December 2006, but the royalty obligation survived termination. In late 2009 and early 2010, KTI was awarded patents based on some of its work performed under the technical services agreement. We did not incur any expenses during the year ended December 31, 2009 under this agreement. We are currently evaluating our royalty obligation to KTI under the agreement with regard to certain of our products.

        In May 2007, we entered into a new technical services agreement with KTI. Pursuant to this agreement, we agreed to pay KTI consulting fees of up to $12,000 monthly. We also agreed to reimburse KTI on a monthly basis for all necessary, reasonable and direct out of pocket expenses incurred in connection with its services. Under the agreement, we agreed to pay KTI up to a 5 percent royalty on sales of certain products reasonably attributed to and dependent upon certain technology developed by KTI. We incurred approximately $172,000 in expenses during the year ended December 31, 2009, under this agreement. As of December 31, 2009, no amounts were owed to KTI.

        Our Audit Committee has approved these transactions.

  University of Oxford Research Agreements

        In 2000, we entered into a research agreement with the University of Oxford and an agreement for consulting services with Isis Innovation Limited (formerly Oxford University Consulting) with respect to the development of our iminosugar platform. On October 1, 2006, the research agreement was extended through September 30, 2011, obligating us to make 60 equal monthly payments totaling approximately $3.7 million. Under exclusive licenses issued in accordance with the research agreement, we are required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising under these agreements, less certain offsets. We incurred approximately $588,000 in expenses during 2009 under our agreement with the University of Oxford. In 2009, we awarded an additional grant to the University of Oxford of approximately $309,000 to build and support a Category 3 laboratory, a highly-secure laboratory required for working with certain viruses, at the University of Oxford and to expand antiviral research.

        In March 2006, we entered into an agreement with the University of Oxford to fund an annual lecture in virology at the University of Oxford through 2022. Under this agreement, we are obligated to make 16 annual payments of £16,000, totaling £256,000. We incurred approximately $25,500 in expenses during 2009 under this agreement.

        Professor Raymond Dwek is a co-discoverer of our iminosugar platform, a co-principal investigator under our research agreement with the University of Oxford, Director of the Glycobiology Institute, and Professor of Glycobiology at the University of Oxford. Our Board and Nominating and Governance Committee each periodically review our agreements with the University of Oxford in light of Professor Dwek's membership on our Board, and have determined that Professor Dwek remains "independent" under Rule 4200(a)(15) of the NASDAQ listing standards. Our Audit Committee has approved these transactions and has determined that these transactions do not constitute related party transactions with respect to Professor Dwek.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth certain information as of April 16, 2010 (unless otherwise noted), with respect to the beneficial ownership of our common stock by: (i) each person who we know beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each director and director nominee; (iii) each of our Named Executive Officers (which, for 2009, included our Chief Executive Officer, our Chief Financial Officer, our President and Chief Operating Officer, and our Executive Vice President, Strategic Planning and General Counsel); and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is our corporate address.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)
FMR LLC(3) 82 Devonshire Street Boston, Massachusetts 02109	[X,XXX,XXX]	[XX.X]	%
Eli Lilly and Company(4) Lilly Corporate Center Indianapolis, Indiana 46285	[X,XXX,XXX]	[XX.X]	%
Sectoral Asset Management Inc.(5) 2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada	[X,XXX,XXX]	[X.X]	%
BlackRock, Inc.(6) 40 East 52nd Street New York, New York 10022	[X,XXX,XXX]	[X.X]	%
Martine Rothblatt(7)	[X,XXX,XXX]	[X.X]	%
Roger Jeffs(8)	[X,XXX,XXX]	[X.X]	%
Paul Mahon, J.D.(9)	[XXX,XXX]	[*]
John Ferrari(10)	[XXX,XXX]	[*]
Louis Sullivan, M.D.(11)	[XXX,XXX]	[*]
Christopher Patusky, J.D.(12)	[XXX,XXX]	[*]
Raymond Dwek, F.R.S.(13)	[XXX,XXX]	[*]
R. Paul Gray(14)	[XX,XXX]	[*]
Christopher Causey(15)	[XX,XXX]	[*]
Ray Kurzweil(16)	[XX,XXX]	[*]
Richard Giltner(17)	[XX,XXX]	[*]
Tommy Thompson(18)	[X,XXX]	[*]
All directors and executive officers as a group (12 persons)(19)	[X,XXX,XXX]	[X.X]	%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of our common stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days after April 16, 2010 (currently exercisable). Except where indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of our common stock.

(2)
Ownership percentage is based on [XX,XXX,XXX] shares of our common stock outstanding on April 16, 2010, plus, as to the holder thereof and no other person, the number of shares (if any)

  that the person has the right to acquire as of April 16, 2010, or within 60 days after April 16, 2010, through the exercise of stock options or other similar rights.

(3)
Beneficial ownership information obtained from a Schedule 13G filed by FMR LLC and Edward C. Johnson 3d on February 16, 2010. According to the Schedule 13G, FMR LLC has sole voting power over [120,520] shares, Mr. Johnson has sole voting power over none of the shares and each of them has sole investment power over [8,046,784] of the shares.

(4)
Beneficial ownership information obtained from a Schedule 13D filed by Eli Lilly and Company on December 29, 2008, reporting beneficial ownership as of December 18, 2008. The number of shares reported in the table has been adjusted to reflect the two-for-one split of our common stock on September 22, 2009.

(5)
Beneficial ownership information obtained from a Schedule 13G filed by Sectoral Asset Management Inc., Jerome G. Pfund and Michael L. Sjostrom on February 12, 2010. According to the Schedule 13G, each of them has sole voting power over [2,552,864] shares and sole investment power over [3,485,734] shares. Messrs. Pfund and Sjostrom disclaim beneficial ownership over these shares.

(6)
Beneficial ownership information obtained from a Schedule 13G filed by BlackRock, Inc. on January 29, 2010.

(7)
Includes currently exercisable options to purchase [X,XXX,XXX] shares. Also includes [XXX,XXX] shares held indirectly in trusts.

(8)
Includes currently exercisable options to purchase [XXX,XXX] shares. Also includes [XX,XXX] shares held in a margin account and [X,XXX] shares held by a family limited liability company of which Dr. Jeffs and his spouse are managing members.

(9)
Includes currently exercisable options to purchase [XXX,XXX] shares. Also includes [XX,XXX] shares held in a margin account.

(10)
Includes currently exercisable options to purchase [XXX,XXX] shares.

(11)
Includes currently exercisable options to purchase [XXX,XXX] shares.

(12)
Includes currently exercisable options to purchase [XXX,XXX] shares. Also includes [X,XXX] shares held in a margin account and [X,XXX] shares held in a family trust with Prof. Patusky as trustee.

(13)
Includes currently exercisable options to purchase [XXX,XXX] shares.

(14)
Includes currently exercisable options to purchase [XX,XXX] shares.

(15)
Includes currently exercisable options to purchase [XX,XXX] shares. Also includes [XXX] shares held in a margin account and [X,XXX] shares held in a Uniform Gift to Minors Act account for the benefit of Mr. Causey's children with his spouse as trustee.

(16)
Includes currently exercisable options to purchase [XX,XXX] shares.

(17)
Includes currently exercisable options to purchase [X,XXX] shares.

(18)
Mr. Thompson joined our Board on January 1, 2010.

(19)
Includes currently exercisable options to purchase [X,XXX,XXX] shares.

PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

        We are asking our shareholders to approve an amendment to our Amended and Restated Certificate of Incorporation (Certificate) to increase the authorized number of shares of our common stock from 100,000,000 to 245,000,000. The proposed amendment was adopted, subject to shareholder approval, by the unanimous vote of our Board on April 1, 2010.

        Last amended in 1999, the Certificate currently authorizes up to 100,000,000 shares of common stock for issuance, of which 57,904,869 shares are issued (including 2,461,590 shares held in treasury) and 42,095,131 shares are available for issuance as of March 19, 2010. Of the 42,095,131 shares available for issuance, 7,695,693 are subject to outstanding stock options under our EIP, 11,516,188 have been reserved for future issuance under our EIP, 8,041,650 have been reserved for issuance under our convertible senior notes and 6,646,664 have been reserved for issuance under outstanding warrants to purchase our common stock. The proposed amendment to our Certificate would increase the number of shares of common stock authorized for issuance by 145,000,000 shares, to a total of 245,000,000 shares. The number of shares of preferred stock authorized for issuance under our Certificate would remain unchanged, at 10,000,000 shares.

        Our Board believes it is imperative that we maintain the flexibility to issue additional shares of common stock in connection with stock splits, stock dividends, acquisitions and other strategic transactions, financings, employee incentive compensation plans and other proper corporate purposes, should our Board deem any of those actions to be in the best interests of our company and our shareholders. Currently, however, only 8,194,936 shares of our common stock remain unissued and unreserved, and only 2,461,590 treasury shares are available for our use. If our shareholders do not approve the proposed amendment to our Certificate, we may not be able to complete strategic transactions, access the capital markets, retain employees and pursue other business opportunities integral to our growth and success. Our Board believes that the proposed increase in authorized common stock will make sufficient shares available to maintain the flexibility necessary to pursue our strategic objectives. After all, pursuit of our strategic objectives has resulted in both nine consecutive years of more than 30% annual revenue growth and a greater than 30% compounded annual growth rate in the price of our common stock over the past eight years. Our Board believes that we should have the flexibility to issue additional shares of common stock in order to stay on this growth trajectory.

        Over the past several years, flexibility has allowed us to pursue a number of strategic transactions and other business opportunities. For example, in order to increase the liquidity and marketability of our common stock, we recently issued 26,833,484 shares to provide a two-for-one stock dividend to our shareholders. In 2008, we issued 6,301,674 shares of our common stock out of treasury to Eli Lilly and Company in connection with a series of agreements pursuant to which we acquired certain exclusive commercialization rights to Adcirca® (tadalafil) tablets, an oral therapy for the treatment of pulmonary arterial hypertension. We commenced commercial sales of Adcirca during the third quarter of 2009. We also issued 400,000 shares of our common stock in 2007 to Toray Industries, Inc., in connection with an agreement relating to the commercialization of beraprost-MR, a chemically stable oral prostacyclin analogue that has received regulatory approval in Japan for the treatment of pulmonary arterial hypertension and has been designated an orphan medicinal product by the European Medicines Agency. Additionally, in 2006, we issued $250.0 million of 0.50% convertible senior notes due October 2011 (Convertible Senior Notes) in order to repurchase shares of our common stock in privately negotiated transactions, to obtain additional working capital, and to concurrently enter into call option and warrant agreements with Deutsche Bank AG London to reduce the potential dilutive impact of the Convertible Senior Notes. The Convertible Senior Notes and the warrant required us to reserve shares of our common stock for issuance in the amounts noted above. Unless our shareholders approve the proposed amendment to our Certificate, we may not have sufficient unissued and unreserved authorized shares to engage in similar transactions in the future.

        In addition, upon reviewing the capitalization of our peer companies, we determined that our percentage of authorized shares available for issuance is significantly lower than the percentages held by our peer companies. Accordingly, our Board is asking our shareholders to vote in favor of this proposed amendment to our Certificate to increase the number of shares of common stock authorized for issuance from 100,000,000 shares to 245,000,000 shares.

        If this proposal is approved and the amendment becomes effective, Article V, paragraph (a) of the Certificate, which sets forth our currently authorized capital stock, will be amended to read in its entirety as follows:

                        (a)    The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is Two Hundred Fifty-Five Million (255,000,000) shares, consisting of Two Hundred Forty-Five Million (245,000,000) shares of Common Stock, par value $.01 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $.01 per share.

        While we are not at this time party to any plan, proposal or arrangement, written or otherwise, to issue any of the newly authorized shares of common stock for any purpose, including acquisitions or financings, we intend to continue to pursue opportunities and transactions to further our strategic objectives. Accordingly, in the future, we may enter into or develop a plan, proposal or arrangement, written or otherwise, to issue all or a portion of the newly authorized shares of common stock. No additional action or authorization by our shareholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our common stock is then listed or quoted.

Effects of the Increase in Authorized Common Stock

        While the proposed increase in the number of authorized shares of our common stock is not intended by management or our Board to prevent or discourage any actual or threatened takeover of our company, under certain circumstances, it could have an anti-takeover effect. Additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could resist, frustrate or make more difficult a third-party transaction that was favored by a majority of the independent shareholders and that might provide an above-market premium. The holders of our common stock are not entitled to preemptive rights; consequently, additional shares could be issued to dilute the stock ownership or voting rights of persons seeking to obtain control of our company. Similarly, the issuance of additional shares to persons allied with our management could have the effect of making it more difficult to remove our management by diluting the stock ownership or voting rights of persons seeking to effect such removal. Any such additional shares could be issued in private placements and without shareholder approval or further action by our shareholders, subject to applicable law or the rules of any stock exchange or national securities association trading system on which our common stock is then listed or quoted. Accordingly, if the proposal is adopted, the increase in the number of authorized shares of common stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our common stock, or the replacement or removal of management or our Board. Any such anti-takeover effect may be beneficial to management and our Board and could have an adverse impact on shareholders.

        We are not currently aware of any specific third-party effort to accumulate shares of common stock or to obtain control of our company by means of a merger, tender offer or solicitation in opposition to management or our Board. Moreover, we currently have no plans to issue newly authorized shares of common stock or adopt other anti-takeover proposals intended to discourage third parties from attempting to take over our company. Although our Board is motivated by business and financial considerations in proposing the increase in the number of authorized shares of common stock, and not the threat of any attempt by a third party to gain control of our company, shareholders nevertheless should be aware that increasing the number of authorized shares of common stock could facilitate management's ability to deter or prevent changes in control in the future, and any issuance of newly authorized shares of common stock, regardless of the intent, could have an anti-takeover effect.

Certain Existing Anti-Takeover Mechanisms

        Certain provisions of Delaware law and our Certificate, By-laws, shareholder rights agreement, employment and license agreements and Convertible Senior Notes may prevent, delay or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our common stock, or the replacement or removal of management or our Board.

        Our Certificate authorizes undesignated preferred stock, which makes it possible for our Board, without shareholder approval or further action by our shareholders, to issue preferred stock with voting or other rights or preferences that could impede the success of an attempt to obtain control of our company. In addition, the Certificate provides for a classified Board with three-year staggered terms, which could delay the ability of shareholders to change membership of a majority of our Board or could deter the accumulation of large blocks of our common stock by limiting the voting power of such blocks. The Certificate also eliminates shareholders' ability to take action by written consent without a meeting, which makes it more difficult for shareholders to take action opposed by our Board.

        Under our By-laws, special meetings of shareholders may be called only by a majority vote of our Board, or by the Chairman, a Vice Chairman or the President. Our By-laws also contain advance notice provisions that restrict shareholders' rights to present shareholder proposals at our shareholders' meetings. In addition, the By-laws permit shareholders to remove directors only for cause and only with the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of stock of our company. Moreover, vacancies in our Board may be filled only by the vote of a majority of directors then in office, which could limit the ability of a potential acquiror to appoint representatives to our Board prior to our annual meeting of shareholders. Our shareholders do not have cumulative voting rights, and directors are elected by a plurality of the votes cast.

        We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. This provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by shareholders.

        We have also adopted a shareholder rights agreement, commonly referred to as a "poison pill." The rights agreement is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire our company in a manner or on terms not approved by our Board that prevent our shareholders from realizing the full value of their shares of common stock. The triggering and exercise of the rights subject to the rights agreement would cause substantial dilution to a person or group attempting to acquire our company on terms or in a manner not approved by our Board, except pursuant to an offer conditioned upon redemption of the rights. As a result, the rights agreement may have the effect of rendering more difficult or discouraging a takeover that our Board considers undesirable.

        Non-competition and other restrictive covenants in most of our employment agreements will terminate upon a change in control that is not approved by our Board. Further, we enter into certain license agreements that generally prohibit our counterparties to these agreements or their affiliates from taking necessary steps to acquire or merge with us, directly or indirectly, throughout the term of these agreements, plus a specified period thereafter. We are also party to certain license agreements that restrict our ability to assign or transfer the rights licensed to us to third parties, including parties with whom we wish to merge, or those attempting to acquire us. These agreements often require that we obtain the prior consent of the counterparties to these agreements if we are contemplating a change-in-control. If our counterparties to these agreements withhold their consent, related agreements could be terminated and we would lose related license rights. These restrictive change-in-control provisions could impede or prevent mergers that could benefit our shareholders.

        We may be required to repurchase our Convertible Senior Notes in the event of a fundamental change, which includes a takeover of our company. This may delay or prevent a takeover of our company that would otherwise be beneficial to our shareholders.

Required Vote and Effective Date of Proposed Amendment

        The affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at our Annual Meeting is required for approval of the proposed amendment.

        If our shareholders approve the proposed amendment, it will become effective upon filing of a certificate of amendment to the Certificate with the Delaware Secretary of State, which we anticipate doing as soon as practicable following shareholder approval. However, if our shareholders approve the proposed amendment to our Certificate, our Board retains discretion under Delaware law not to implement the proposed amendment. If our Board were to exercise such discretion, the number of authorized shares would remain at current levels.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

 PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT
OF ERNST & YOUNG LLP AS UNITED THERAPEUTICS CORPORATION'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

        The Audit Committee of our Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ended 2010. Services provided to us and our subsidiaries by Ernst & Young LLP in 2009 are described under the section entitled Principal Accountant Fees and Services below.

        We ask that our shareholders vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, our Board has chosen to submit the ratification of Ernst & Young LLP's appointment to our shareholders as a matter of good corporate practice.

        Representatives of Ernst & Young LLP are expected to be present at our Annual Meeting to respond to appropriate shareholder questions and to make such statements as they may desire.

        The affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at our 2010 annual meeting of shareholders is required for ratification.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

        In the event our shareholders do not ratify the appointment of Ernst & Young LLP, such appointment will be reconsidered by the Audit Committee and our Board. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the Compensation Committee's compensation objectives and policies for our Named Executive Officers, including executive pay decisions and processes and all elements of our executive compensation program.

        Our Named Executive Officers in 2009 consisted of the following four individuals:

Martine Rothblatt, Ph.D.	Chief Executive Officer
John Ferrari	Chief Financial Officer and Treasurer
Roger Jeffs, Ph.D.	President and Chief Operating Officer
Paul Mahon, J.D.	Executive Vice President, Strategic Planning and General Counsel

Executive Summary

        2009 was an eventful year for us. We received FDA approval for two new products, Adcirca® (tadalafil) tablets and Tyvaso® (treprostinil) Inhalation Solution. We also continued to grow our revenues, achieving our ninth consecutive year of more than 30% annual revenue growth. In addition, since 2001, the compounded annual growth rate in the price of our common stock has been greater than 30%. Even in light of the unprecedented international economic climate, the price of our common stock rose 61% in 2009. For the first half of 2009, our Named Executive Officers realized 30% of one-half of their annual cash incentive bonus target opportunities, and, other than our Chief Executive Officer, between 80 - 95% of one-half of their long-term incentive bonus target opportunities (our Chief Executive Officer does not receive mid-year long-term incentive bonus compensation). For the second half of 2009, our Named Executive Officers realized 83% of one-half of their annual cash incentive bonus target opportunities, and, other than our Chief Executive Officer, 100% of one-half of their annual long-term incentive bonus target opportunities. In accordance with the terms of her employment agreement, which took into account the rise in our market capitalization from December 2008 to December 2009, our Chief Executive Officer was awarded options to purchase 625,396 shares of our common stock. For 2009, actual total direct compensation (defined as annual base salary plus annual cash incentive bonus plus the fair value of long-term incentive bonus awards) (Actual Total Direct Compensation) for our Named Executive Officers was, on average, above the 75th percentile of the Similarly Situated Peer Group (as defined below) and at the 75th percentile of the High Performing Peer Group (as defined below).

        Our Board believes that we have an exceptional leadership team (including each of our Named Executive Officers) and that their leadership is one of the principal reasons why we have consistently generated industry-leading performance over the past nine years in terms of revenue growth and average stock price increase. The Compensation Committee believes it is critical to our future success that we retain and reward our Named Executive Officers in a manner that supports a strong pay-for-performance philosophy. In other words, the compensation realized by our Named Executive Officers should reflect our financial and operational performance and the value realized by our shareholders. The Compensation Committee believes that these objectives are accomplished through the following executive compensation principles and processes:

  •
  Compensation for our Named Executive Officers is benchmarked every two years against two peer groups (described more fully in the section entitled Benchmarks below) in order to provide competitive compensation to our executives and to forestall their loss to competitors.

  •
  Bonus opportunity targets are established at or above the 75th percentile of the Similarly Situated Peer Group (as defined below) and at or above the 50th percentile of the High Performing Peer Group (as defined below) for each element of target total direct compensation (defined as base salary plus annual cash incentive bonus target opportunity plus the grant date fair value of the annual long-term incentive bonus target opportunity)(Target Total Direct

    Compensation). The Compensation Committee's program is flexible enough to allow it to provide compensation above or below these targets so that the compensation realized by our Named Executive Officers is aligned with our performance.

  •
  A substantial portion of Target Total Direct Compensation is delivered in the form of variable, performance-based compensation consisting of cash, stock options and STAP awards. Target Total Direct Compensation is structured with the intent to create an appropriate balance between our long-term and short-term performance and a positive relationship between our financial and operational performance and shareholder return. For 2009, our Named Executive Officers' variable performance-based compensation comprised an average of approximately 90% of Target Total Direct Compensation, approximately the same percentage as in 2008. In particular, in 2009, an average of approximately 70% of Actual Total Direct Compensation for our Named Executive Officers other than Dr. Rothblatt was delivered in the form of STAP awards, which supports the Compensation Committee's objective to provide significant incentives to our Named Executive Officers to increase shareholder value and to align their interests with those of our shareholders. In addition, our Named Executive Officers did not receive an increase in their salaries for 2009. Rather, the Compensation Committee chose to increase only the at-risk portions of their total compensation.

  •
  In order to promote the retention of our Named Executive Officers and other key executives, certain elements of our executive compensation program require continued employment in order to receive a payout. In particular, in order to be entitled to any benefit under our Supplemental Executive Retirement Plan (SERP), an executive must remain employed with us until at least age 60 (other than in the cases of death or disability or a change in control). Additionally, beginning in 2010, grants of STAP awards to our Named Executive Officers, other than our Chief Executive Officer, are structured to vest in equal amounts over a four-year period (STAP awards granted prior to 2010 were subject to a three-year vesting period).

        Our compensation program for our Named Executive Officers is developed by the Compensation Committee with input from our Chief Executive Officer (other than with respect to her compensation) and Compensia. See the section entitled Independent Compensation Consultant above for more information regarding Compensia. No other members of our management team are involved in compensation decisions for our Named Executive Officers. The ultimate decision-making authority regarding compensation for our Named Executive Officers rests with the Compensation Committee. While the Compensation Committee considers the recommendations of our Chief Executive Officer and Compensia, the Compensation Committee's decisions are its own and may reflect factors and considerations other than the information and recommendations provided by our Chief Executive Officer and Compensia.

Compensation Guiding Principles

        Our executive compensation program is designed to achieve four primary objectives: (i) to attract and retain highly-competent executive officers capable of leading our company to the fulfillment of its business objectives and continued growth to augment shareholder value; (ii) to offer competitive compensation opportunities that reward individual contributions and corporate performance; (iii) to align the interests and compensation of our Named Executive Officers with the value created for shareholders through a strong pay-for-performance culture; and (iv) to incentivize our Named Executive Officers to consider the long-term as well as the short-term best interests of our company.

        The Compensation Committee believes that a significant portion of Target Total Direct Compensation for our Named Executive Officers should be dependent on our achievement of pre-determined operational goals and increasing shareholder value. For this reason, the Compensation Committee is focused on increasing at-risk compensation as a percentage of total compensation.

 Review of 2009 Executive Compensation Decisions

  Summary of 2009 Compensation

        The main components of our Named Executive Officers' Target Total Direct Compensation are base salary, cash incentive bonus compensation, and long-term incentive bonus compensation. The following table shows our Named Executive Officers' base salaries and target variable compensation for 2009 and the amount of any increase of such compensation over that for 2008. The basis for the Compensation Committee's decisions with respect to each component of 2009 compensation is discussed in greater detail below.

Summary 2009 Target Compensation

Executive Officer	2009 Base Salary	% Increase Over 2008 Base Salary	2009 Cash Incentive Bonus Target	% Increase over 2008 Cash Incentive Bonus Target	2009 Long-Term Incentive Bonus Target(#)(1)	% Increase over 2008 Long-Term Incentive Bonus Target
Martine Rothblatt	$810,000	0%	$775,000	3%	(2)	(2)
John Ferrari	$400,000	0%	$210,000	5%	125,000	0%
Roger Jeffs	$710,000	0%	$510,000	5%	175,000	0%
Paul Mahon	$615,000	0%	$345,000	6%	125,000	0%

(1)
The long-term incentive bonus target is used by the Compensation Committee to determine the number of STAP awards granted to our Named Executive Officers other than Dr. Rothblatt for the first and second halves of the year.

(2)
Long-term incentive bonus awards for Dr. Rothblatt, if any, are determined at the end of each calendar year in accordance with a formula set forth in her employment agreement, which takes into account the rise, if any, in our market capitalization each year based on the average closing price of our common stock for the month of December. For a description of Dr. Rothblatt's long-term incentive bonus award opportunity, see the narrative under the section entitled Individual Equity Incentive Compensation Plan following the Grants of Plan-Based Awards for 2009 table below.

2009 Base Salary

        Base salary is the primary fixed element of the compensation packages for our Named Executive Officers. The Compensation Committee reviews and establishes base salary amounts for our Named Executive Officers each year taking into consideration the following three factors: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (ii) our overall performance, financial condition and prospects; and (iii) the annual compensation received by executives holding comparable positions at our peers as described in the section entitled Benchmarking of Compensation, Target Pay Position, Tally Sheets and Other Factors Affecting Compensation Decisions below.

        In March 2009, the Compensation Committee approved the base salaries for our Named Executive Officers listed in the Summary 2009 Target Compensation table above. The Compensation Committee reviewed the competitive data and determined that the 2008 base salaries were at or near the desired benchmarks and therefore decided not to increase base salaries for our Named Executive Officers for 2009.

 2010 Base Salary

        In January 2010, the Compensation Committee set the 2010 base salaries for our Named Executive Officers. All of our employees other than our Named Executive Officers received an average base salary increase of 3% in 2010. The Compensation Committee set the 2010 base salaries for our Named Executive Officers as follows:

Officer	2010 Base Salary	% Increase over 2009 base salary	Similarly Situated Peer Group	High Performing Peer Group
Martine Rothblatt	$900,000	11%	> 75th percentile	< 50th percentile
John Ferrari	$440,000	10%	75th percentile	< 50th percentile
Roger Jeffs	$730,000	3%	> 75th percentile	> 75th percentile
Paul Mahon	$635,000	3%	> 75th percentile	> 75th percentile

        In making a determination with regard to 2010 base salaries for our Named Executive Officers, the Compensation Committee strove to provide competitive compensation while significantly increasing emphasis on performance-based compensation. The Compensation Committee also intended to bring Dr. Rothblatt's and Mr. Ferrari's base salaries more in line with those of executives at companies in the High Performing Peer Group (discussed below under Benchmarks). For these reasons, Dr. Rothblatt's and Mr. Ferrari's base salaries were increased by 11% and 10%, respectively, to bring them closer to the 50th percentile of the High Performing Peer Group. Mr. Mahon's and Dr. Jeffs' base salaries were increased at the same level as the average increase given to all employees for 2010 because their base salaries were already above the 50th percentile of the High Performing Peer Group.

Company-Wide Milestone Incentive Bonus Program

        Our Company-wide Milestone Incentive Bonus Program establishes a combination of qualitative and/or quantitative metrics, as appropriate, which we call Company-wide Milestones. Our Company-wide Milestones can change from year to year as we seek to align performance metrics with changing fundamental business objectives. In the past, we have had between three and ten different Company-wide Milestones at any given time. The Compensation Committee, in its discretion, may amend our Company-wide Milestones from time to time, to reflect core performance measures for the success of our business and to set goals that translate most directly into short-, medium- and long-term value growth.

        The Compensation Committee reviews our achievement of the Milestones on a semi-annual basis and reviews the Milestones' metrics to harmonize them with our growth strategy. Our Company-wide Milestone Incentive Bonus Program is assessed on a semi-annual basis because the Compensation Committee believes that reviewing our performance twice a year, instead of once a year, produces better performance from our Named Executive Officers. In addition, the environment in which we operate is so dynamic that adjusting performance metrics less frequently than every six months risks setting goals that would either prove frustratingly unrealistic or too easy to achieve.

        The Milestone performance targets are difficult to meet, and require significant leadership and execution on the part of our Named Executive Officers. Because of this, the Compensation Committee believes it is appropriate to align cash incentive bonus award decisions with Milestone achievement. The Compensation Committee believes that using Milestone achievement as a basis for this determination effectively supports its objectives related to promoting a strong pay-for-performance culture and rewarding our Named Executive Officers for strong corporate performance.

  2009 Company-Wide Milestone Incentive Bonus Program

        Our Company-wide Milestones for 2009 were:

2009 Company-Wide Milestone	Percentage of target award

Milestone 1—Earnings Before Interest, Tax, Depreciation, Amortization and Stock Options (EBITDASO) per share growth in the top quintile of our company's peer group, as measured by a 30% growth in EBITDASO per share (excluding one-time events) for the same quarters in sequential years or 7.5% growth in EBITDASO per share (excluding one-time events) for sequential quarters.

Up to 25%
Milestone 2—Ethical conduct, including the absence of material legal problems.	Up to 15%
Milestone 3—Communication of our company's clinical and scientific information and market share.(1)	Up to 20%
Milestone 4—Product manufacturing and pipeline development.	Up to 20%
Milestone 5—Clinical trial completions, publication and expert rankings of approved drugs.	Up to 20%

(1)
We measure communication under this Milestone through surveys of physicians who are visited by our sales representatives. The surveys are targeted to measure physician awareness of key messages about our products that we would like to convey to the marketplace. The level of physician awareness of these key messages translates into achievement under this Milestone.

        The specific components for achievement of each Milestone are set forth in the corresponding Partial Credit Performance Goals. The Compensation Committee may award partial credit for any Milestone based on achievement of certain components but not others.

Partial Credit Performance Goals

Milestone 1	30% Annual EBITDASO per share growth but not 7.5% quarter-to-quarter growth will earn 40% of the 25% Milestone Target, resulting in a 10% award.
Milestone 2	Absence of ethical conduct issues, but presence of a business lawsuit will earn 33% of the 15% Milestone Target, resulting in a 5% award.
Milestone 3	Greater than 80% information awareness but not #1 or #2 market share, other than Japan, will earn 50% of the 20% Milestone Target, resulting in a 10% award.
Milestone 4
Adequate inventory will earn an 11% award under this Milestone Target; and each development program in progress can earn 1% of the overall Company-wide Milestone Incentive Bonus Program award, provided that Phase 1, 2 and 3 programs are underway in all three development platforms in order to achieve the maximum bonus award.
Milestone 5
Each publication in a top tier medical journal will earn a 5% award under this Milestone Target, even in the absence of a top ranking in any medical consensus statement; each pivotal trial fully enrolled will earn an additional 5% award under this Milestone Target.

  2010 Company-Wide Milestone Incentive Bonus Program

        The Compensation Committee, in its discretion, amends the Company-wide Milestones from time to time, to reflect core performance measures for the success of the Company's business. On

December 15, 2009, the Compensation Committee approved modifications to the Milestones under our Company-wide Milestone Incentive Bonus Program.

        The Compensation Committee amended and consolidated the Milestones in the Program, decreasing the number of Milestones from five to four, and made the following changes to the criteria: (i) Milestone 1 remains unchanged; (ii) Milestone 2 now uses an increase in the number of prescriptions for our products as a metric for our financial growth between each measuring period; (iii) Milestone 3 consolidated the former research and development and manufacturing milestones under one umbrella; and (iv) Milestone 4 places increased emphasis on ethical conduct, particularly by our sales and marketing personnel, rather than absence of material legal problems. Each Milestone is weighted equally at 25%.

        The revised 2010 Milestones, which will be the metrics for cash incentive bonus awards for our Named Executive Officers to be paid on September 15, 2010 (for the first-half 2010 evaluation period) and March 15, 2011 (for the second-half 2010 evaluation period), are:

2010 Company-Wide Milestone	Percentage of target award

Milestone 1—Cash Profits: Earnings Before Interest, Tax, Depreciation, Amortization and Stock Options (EBITDASO) per share growth in the top quintile of our company's peer group, as measured by a 30% growth in EBITDASO per share (excluding one-time events) for the same quarters in sequential years or 7.5% growth in EBITDASO per share (excluding one-time events) for sequential quarters.

Up to 25%
Milestone 2—Financial Growth: Superior financial growth as evidenced objectively by growing the number of patient prescriptions by 50% over annual measurement periods.	Up to 25%
Milestone 3—Research, Development & Manufacturing: adequate inventory plus multiple development programs in Phase 2 and 3.	Up to 25%
Milestone 4—Ethics: Ethical conduct and positive compliance survey data.	Up to 25%

Partial credit may be earned under Milestones 2 and 3 as follows:

Partial Credit Performance Goals

Milestone 2	Growing the number of patient prescriptions by 30% over annual measurement periods will earn 40% of the 25% Milestone target, resulting in a 10% award.
Milestone 3	Each Phase 3 study unblinded with statistical significance and each regulatory approval will earn 6% Milestone weight, up to the 25% Milestone target.

  First-Half 2009 Milestone Achievement (For Cash Incentive Bonus Awards Paid on September 15, 2009)

        With respect to our performance as compared to our Company-wide Milestone Incentive Bonus Program target criteria for the first half of 2009, the Compensation Committee, after consultation with our Chief Executive Officer, determined that 30% of the Milestones were achieved, in accordance with the following analysis:

2009 Milestone	Weight	Award
Milestone 1: Since EBITDASO per share for the second quarter of 2009 rose 22% over the same quarter in 2008, this Milestone was not achieved.	25%	0%
Milestone 2: Since our company did not experience material ethical problems, but was defending litigation during the first half of 2009, this Milestone was partially achieved.	15%	5%
Milestone 3: Since greater than 80% awareness of key information about Remodulin was achieved among physicians who treat pulmonary arterial hypertension, this Milestone was partially achieved.	20%	10%
Milestone 4: Since manufacturing goals for Remodulin production were achieved during the first half of 2009, a partial Milestone award worth 11% was made. Pending clinical trials produced a partial Milestone award worth 4%.	20%	15%
Milestone 5: Since no clinical trials were fully enrolled during the first half of 2009, Remodulin did not achieve a top ranking in a medical consensus statement, and no Remodulin articles were published in top tier journals, this Milestone was not achieved.	20%	0%
Total Award: 30%

        Since 30% of our Milestones were achieved for the first-half of 2009, the Compensation Committee determined that each Named Executive Officer was entitled to a cash incentive bonus award equal to 30% of one-half of that Named Executive Officer's annual cash incentive bonus target opportunity. The Compensation Committee did not exercise its discretion to increase any awards payable to our Named Executive Officers for performance in the first half of 2009 because it felt that the bonus amount awarded was appropriate to reward performance without adjustment.

  Second-Half 2009 Milestone Achievement (For Cash Incentive Bonus Awards Paid on March 15, 2010)

        With respect to our performance as compared to our Company-wide Milestone Incentive Bonus Program target criteria for the second half of 2009, the Compensation Committee, after consultation with our Chief Executive Officer, determined that 83% of the Milestones were achieved, in accordance with the following analysis:

2009 Milestone	Weight	Award
Milestone 1: Since EBITDASO per share rose approximately 30% over that for 2008, this Milestone was fully achieved	25%	25%
Milestone 2: Since our company did not experience newly arising material legal problems or ethical problems during the second half of 2009, this Milestone was fully achieved.	15%	15%
Milestone 3: Since 80% of physicians surveyed were able to identify key information about Remodulin, Tyvaso and Adcirca, and Remodulin had #1 market share, 80% of this Milestone was achieved.	20%	16%
Milestone 4: Since manufacturing goals for Remodulin production were achieved during the second half of 2009, a partial Milestone award worth 11% was made. Pending clinical trials produced a partial Milestone award worth 6%.	20%	17%
Milestone 5: Since there were two publications in top tier journals, a partial award of 10% was achieved.	20%	10%
Total Award: 83%

        Since 83% of our Milestones were achieved for the second-half of 2009, the Compensation Committee determined that each Named Executive Officer was entitled to a cash incentive bonus award equal to 83% of one-half of that Named Executive Officer's annual cash incentive bonus target opportunity. The Compensation Committee did not exercise its discretion to increase any awards payable to our Named Executive Officers for performance in the second half of 2009 because it felt that the bonus amount awarded was appropriate to reward performance without adjustment.

Cash Incentive Bonus Compensation

        Each year, the Compensation Committee establishes cash incentive bonus compensation target opportunities for each of our Named Executive Officers, taking into consideration the same factors as it uses to determine base salaries. Consistent with the principles described in the section entitled Compensation Guiding Principles above, in 2009 the Compensation Committee increased the 2009 cash incentive bonus target opportunities for our Named Executive Officers at a higher rate than it increased base salaries in order to increase the percentage of our Named Executive Officers' compensation that was dependent on our performance. Our Named Executive Officers' actual 2009 cash incentive bonus target opportunities and the percentage increase of each such target opportunity over that for 2008 are shown in the Summary 2009 Target Compensation table above.

        Cash incentive bonus awards are made on a semi-annual basis. The actual cash incentive bonus award earned by a Named Executive Officer is determined by multiplying the Named Executive Officer's cash incentive bonus target opportunity for that period by the award percentage earned in accordance with our Company-Wide Milestone performance targets achieved. For any given award period, the Compensation Committee may choose to award less than a Named Executive Officer's maximum cash incentive bonus target opportunity for that period, but the Compensation Committee also has the option to supplement with a subsequent award so that our Named Executive Officers receive their maximum annual cash incentive bonus target opportunities on an annual basis. In addition, the Compensation Committee may award an amount in excess of the maximum annual cash incentive bonus target opportunity based on superlative individual performance. No such adjustment was made for 2009 for any of our Named Executive Officers.

        The actual annual cash incentive bonus award earned by our Named Executive Officers for 2009 performance is shown in the "Non-Equity Incentive Compensation" column of the Summary Compensation Table below.

        Cash incentive bonus awards received by our Named Executive Officers for the first half of 2009 (30% Milestone achievement) were as follows:

Executive Officer	First Half 2009 Cash Incentive Bonus Award	% of 2009 Annual Cash Incentive Target Opportunity
Martine Rothblatt	$118,500	15%
John Ferrari	$31,500	15%
Roger Jeffs	$76,500	15%
Paul Mahon	$51,750	15%

        Cash incentive bonus awards received by our Named Executive Officers for the second half of 2009 (83% Milestone achievement) were as follows:

Executive Officer	Second Half 2009 Cash Incentive Bonus Award	% of 2009 Annual Cash Incentive Target Opportunity
Martine Rothblatt	$321,625	41.5%
John Ferrari	$87,150	41.5%
Roger Jeffs	$211,650	41.5%
Paul Mahon	$143,175	41.5%

Long-Term Incentive Bonus Compensation

        Long-term incentive bonus awards are determined and awarded semi-annually to our Named Executive Officers other than Dr. Rothblatt in concert with the Compensation Committee's assessment of our Milestone achievements and the cash incentive bonus awards. Long-term incentive bonus awards are granted after the Compensation Committee has made the assessments described in the section entitled Long-Term Incentive Bonus Compensation Objectives and Targets below.

        In 2009, our Named Executive Officers other than Dr. Rothblatt received long-term incentive bonus awards corresponding to the second half of 2008 and the first half of 2009. For the second half of 2008 awards, the Compensation Committee made a determination in March 2009 and the awards were granted in March 2009. For the first half of 2009 awards, the Compensation Committee made a determination in August 2009, and the awards were granted in September 2009.

        In 2010, our Named Executive Officers other than Dr. Rothblatt received long-term incentive bonus awards corresponding to the second half of 2009. For the second half of 2009 awards, the Compensation Committee made a determination in February 2010, and the awards were granted in March 2010. The amount of Dr. Rothblatt's long-term incentive bonus award, if any, is determined by a formula set forth in her employment agreement and awarded once each year on December 31st, as discussed in the section entitled 2009 Annual Long-Term Incentive Bonus Award to our Chief Executive Officer below.

  Share Tracking Awards Plan

        On June 2, 2008, our Board, upon the recommendation of the Compensation Committee, approved and adopted our STAP. The Compensation Committee, in its discretion, can approve grants of STAP awards to our Named Executive Officers, as well as other employees, directors and consultants. The purpose of the STAP is to promote the success and enhance the value of our company by linking the interests of our Named Executive Officers and other STAP participants to those of our shareholders. The STAP is further intended to provide us with the flexibility to motivate, attract, and retain the services of our Named Executive Officers and other key employees upon whom our success depends, and to provide them with an additional incentive to achieve superior performance of our strategic objectives without dilution to our shareholders as is the case with awards of stock options. Incentive STAP awards, which are granted to our Named Executive Officers semi-annually concurrent with the cash incentive bonus awards, convey the right to receive an amount in cash equal to the positive difference between the exercise price (which equals the closing price of one share of our common stock on the date of grant) and the closing price of one share of our common stock on the date of exercise.

        In November 2009, the Compensation Committee, in its discretion, amended the vesting schedule of the STAP awards from three years to four years. STAP awards granted prior to November 2009 partially vest in one-third increments on each of the first three anniversaries of the grant date; whereas, STAP awards granted after November 2009 partially vest in one-fourth increments on each of the first four anniversaries of the grant date. STAP awards generally expire within 10 years from the date of grant, subject to earlier expiration upon termination of employment with us. The Compensation Committee approved grants of STAP awards to our Named Executive Officers on March 13, 2009, September 15, 2009, and March 15, 2010, as described below.

  Long-Term Incentive Bonus Compensation Objectives and Targets

        Our long-term incentive bonus compensation program is currently structured to award stock options to Dr. Rothblatt and STAP awards to our other Named Executive Officers (collectively, long-term incentive bonus awards). These long-term incentive bonus awards generally realize value only if our stock price increases (which benefits all shareholders) and only if each of our Named Executive Officers other than Dr. Rothblatt remains with our company until his or her awards vest. For this reason, the Compensation Committee believes that long-term incentive bonus awards are an effective means of: (i) attracting and retaining our Named Executive Officers; (ii) linking pay with performance; and (iii) aligning the interests of our Named Executive Officers with those of our shareholders.

  Dr. Rothblatt

        In accordance with the terms of her employment agreement, Dr. Rothblatt is eligible to receive an annual award of stock options under our EIP to purchase the number of shares of our common stock at its closing price on December 31st of each year that is equal to one-eighteenth of one percent of the increase in our market capitalization each year based on the average closing price of our common stock for the month of December. Prior to grant, the Compensation Committee, with Dr. Rothblatt's consent, may reduce the number of stock options awarded under this contractual formula. These stock options, if granted, are granted on December 31st of each year and are fully exercisable on the date of grant. The Compensation Committee believes that the structure of Dr. Rothblatt's annual long-term incentive bonus compensation is adequately designed to pay for performance and align Dr. Rothblatt's interests with those of our shareholders. In calendar years in which our market capitalization increases, Dr. Rothblatt receives long-term incentive bonus compensation in proportion to the increase. In calendar years in which our market capitalization does not increase, Dr. Rothblatt receives no long-term incentive bonus compensation under her employment agreement and her outstanding stock options do not increase in value. Dr. Rothblatt did not receive any long-term incentive bonus compensation in five out of the past ten years.

  Dr. Jeffs and Messrs. Mahon and Ferrari

        Twice each year, on approximately the same schedule as the cash incentive bonus awards, our Named Executive Officers other than Dr. Rothblatt are granted long-term incentive bonus awards. In 2009, these Named Executive Officers were granted STAP awards, as is further described in the section entitled Share Tracking Awards Plan above. The long-term incentive bonus target opportunities for our

Named Executive Officers are established by the Compensation Committee annually. In establishing the long-term incentive bonus target opportunities, the Compensation Committee considers the factors listed in the section entitled Compensation Guiding Principles above. For 2009, the long-term incentive bonus target opportunities for Dr. Jeffs and Messrs. Mahon and Ferrari remained unchanged from those for 2008 as they continue to be commensurate with long-term incentive bonus compensation received by executives who hold similar positions at our peer companies. The 2009 long-term incentive bonus target for each Named Executive Officer is shown in the Summary 2009 Target Compensation table above.

  Second-Half 2008 Long-Term Incentive Bonus Awards (Awarded on March 13, 2009)

        In March 2009, the Compensation Committee approved the following long-term incentive bonus awards for our Named Executive Officers for their performance in the second half of 2008, taking into consideration: (i) our overall performance, financial condition and prospects, including accomplishments under our Company-wide Milestone Incentive Bonus Program (for the second half of 2008, the Compensation Committee determined that 75% of the Milestones had been achieved); and (ii) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments. These awards were granted in the form of STAP awards on March 13, 2009.

Executive Officer	Second Half 2008 Long-Term Incentive Bonus Award (#)(1)	% of 2008 Annual Long-Term Incentive Target
John Ferrari	106,250	42.5%
Roger Jeffs	140,000	40.0%
Paul Mahon	118,750	47.5%

(1)
Reflects the adjustment made to outstanding STAP awards granted to our Named Executive Officers prior to September 2009 for the two-for-one split of our common stock on September 22, 2009.

        These long-term incentive bonus awards granted to our Named Executive Officers other than Dr. Rothblatt had an exercise price based on the closing price of our common stock on the NASDAQ Global Select Market (NASDAQ) on March 13, 2009, the same date that our Company-wide Milestone Incentive Bonus Program long-term incentive bonus awards were granted to all eligible employees.

        The long-term incentive bonus award determination for Dr. Jeffs and Messrs. Mahon and Ferrari is subjective and was based on the following analysis:

        Dr. Jeffs.    In determining Dr. Jeffs' long-term incentive bonus award for the second half of 2008, the Compensation Committee considered his performance as President and Chief Operating Officer in an extremely difficult economic climate. The Committee determined that, although the results of the FREEDOM-C clinical trial of oral treprostinil were disappointing, which is reflected in Dr. Jeffs' reduced long-term incentive bonus award, Dr. Jeffs should be commended for the extraordinary results of his sales and marketing team in achieving 88% awareness of our products among physicians who treat PAH, according to a market research survey we commissioned. Under his leadership, Dr. Jeffs' sales and marketing personnel achieved record revenues and strengthened our position in providing treatments to patients with New York Heart Association Class II—IV pulmonary arterial hypertension. In addition, Dr. Jeffs oversaw the filing of the New Drug Application for Tyvaso in 2008, while finishing enrollment and filing a protocol amendment to the FREEDOM-M clinical trial. Dr. Jeffs' efforts were also critical to closing our agreements with Eli Lilly and Company. Finally, Dr. Jeffs was extensively involved in completing construction of our new campus in Research Triangle Park, North Carolina, which includes our first tablet production facility.

        Mr. Mahon.    In determining Mr. Mahon's long-term incentive bonus award for the second half of 2008, the Compensation Committee considered his performance as Executive Vice President, Strategic Planning and General Counsel in an extremely difficult economic climate. The Compensation Committee determined that Mr. Mahon demonstrated consistently excellent performance in both his General Counsel and Strategic Planning roles, achieving exceptional results for our company, including playing a key role in negotiating our agreements with Eli Lilly and Company and NEBU-TEC International Med Products Eike Kern GmbH. In addition, Mr. Mahon was rewarded for his work supporting our Board and its committees.

        Mr. Ferrari.    In determining Mr. Ferrari's long-term incentive bonus award for the second half of 2008, the Compensation Committee considered his performance as Chief Financial Officer in an extremely difficult economic climate. The Compensation Committee determined that Mr. Ferrari did a superior job as Chief Financial Officer during the second half of 2008, and provided invaluable strategic assistance to Drs. Rothblatt and Jeffs and Mr. Mahon. Mr. Ferrari's management of his team in the Finance Department resulted in effective financial reporting and control mechanisms. In addition, Mr. Ferrari's team made tremendous progress in preparing for the implementation of new general ledger software.

  First-Half 2009 Long-Term Incentive Bonus Awards (Awarded on September 15, 2009)

        In August 2009, the Compensation Committee approved the following long-term incentive bonus awards for our Named Executive Officers based on their performance in the first half of 2009, taking into consideration: (i) our overall performance, financial condition and prospects, including accomplishments under our Company-wide Milestone Incentive Bonus Program (for the first half of 2009, the Compensation Committee determined that 30% of the Milestones had been achieved); and (ii) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments. These awards were granted in the form of STAP awards on September 15, 2009.

Executive Officer	First-Half 2009 Long-Term Incentive Bonus Award (#)(1)	% of 2009 Annual Long-Term Incentive Target
John Ferrari	106,250	42.5%
Roger Jeffs	166,250	47.5%
Paul Mahon	112,500	45.0%

(1)
Reflects the adjustment made to outstanding STAP awards granted to our Named Executive Officers prior to September 2009 for the two-for-one split of our common stock on September 22, 2009.

        These long-term incentive bonus awards granted to our Named Executive Officers other than Dr. Rothblatt had an exercise price based on the closing price of our common stock on the NASDAQ on September 15, 2009, the same date that our Company-wide Milestone Incentive Bonus Program long-term incentive bonus awards were granted to all eligible employees.

        The long-term incentive bonus award determination for Dr. Jeffs and Messrs. Mahon and Ferrari is subjective and was based on the following analysis:

        Dr. Jeffs.    In determining Dr. Jeffs' long-term incentive bonus award for the first half of 2009, the Compensation Committee considered his performance as President and Chief Operating Officer during a period where our success was not appropriately measured by Milestone achievement. Under his leadership, our company received one new drug approval and had a second new drug application set for approval in the second half of the year. Dr. Jeffs' sales and marketing team continued to significantly increase our revenues and strengthened our position as a leader in providing treatments for pulmonary arterial hypertension. Finally, Dr. Jeffs began enrollment of two innovative clinical trials for oral treprostinil.

        Mr. Mahon.    In determining Mr. Mahon's long-term incentive bonus award for the first half of 2009, the Compensation Committee considered his performance as Executive Vice President, Strategic Planning and General Counsel during a period where our success was not appropriately measured by Milestone achievement. The Compensation Committee determined that Mr. Mahon demonstrated consistently excellent performance in both his General Counsel and Strategic Planning roles, including exploring new opportunities, managing litigation and proactively evolving our policies. In addition, Mr. Mahon was rewarded for his work supporting our Board and its committees.

        Mr. Ferrari.    In determining Mr. Ferrari's long-term incentive bonus award for the first half of 2009, the Committee considered his performance as Chief Financial Officer during a period where our success was not appropriately measured by Milestone achievement. The Committee determined that Mr. Ferrari capably performed as Chief Financial Officer during the first half of 2009, and provided invaluable strategic assistance to Drs. Rothblatt and Jeffs and Mr. Mahon. Mr. Ferrari's management of the Finance Department resulted in effective financial reporting, implementation of control mechanisms and cash management. Our auditors were especially complimentary of Mr. Ferrari's performance. Finally Mr. Ferrari led a successful effort to achieve excellent payor relations and trade channel management for the commercial launch of Adcirca.

  Second-Half 2009 Long-Term Incentive Bonus Awards (Awarded on March 15, 2010)

        In February 2010, the Compensation Committee approved the following long-term incentive bonus awards for our Named Executive Officers for their performance in the second half of 2009, taking into consideration: (i) our overall performance, financial condition and prospects, including accomplishments under our Company-wide Milestone Incentive Bonus Program (for the second half of 2009, the Compensation Committee determined that 83% of the Milestones were achieved); and (ii) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments. These awards were granted in the form of STAP awards on March 15, 2010.

Executive Officer	Second Half 2009 Long-Term Incentive Bonus Award (#)(1)	% of 2009 Annual Long-Term Incentive Target
John Ferrari	62,500	50.0%
Roger Jeffs	87,500	50.0%
Paul Mahon	62,500	50.0%

(1)
The 2009 long-term incentive bonus target opportunities for our Named Executive Officers were not adjusted for the two-for-one split of our common stock on September 22, 2009. Only STAP awards outstanding on the date of the stock split were adjusted.

        These long-term incentive bonus awards granted to our Named Executive Officers other than Dr. Rothblatt had an exercise price based on the closing price of our common stock on the NASDAQ on March 15, 2010, the same date that our Company-wide Milestone Incentive Bonus Program long-term incentive bonus awards were granted to all eligible employees.

        The long-term incentive bonus award determination for Dr. Jeffs and Messrs. Mahon and Ferrari is subjective and was based on the following analysis:

        Dr. Jeffs.    In determining Dr. Jeffs' long-term incentive bonus award for the second half of 2009, the Compensation Committee considered his performance as President and Chief Operating Officer in three areas: clinical development, drug approvals, and sales and marketing. The Compensation Committee determined that Dr. Jeffs performed well in 2009. In the area of clinical development, Dr. Jeffs made progress on enrollment in both the amended FREEDOM-M and the new FREEDOM-C2 studies of oral treprostinil for the treatment of pulmonary arterial hypertension. Under Dr. Jeffs' leadership, we received two new drug approvals in 2009, which is a significant achievement for a company of our size and stage. Finally, the Compensation Committee commended Dr. Jeffs for the results of his sales and marketing team, which served to increase our revenues 30% in 2009.

        Mr. Mahon.    In determining Mr. Mahon's long-term incentive bonus award for the second half of 2009, the Compensation Committee considered his performance as Executive Vice President, Strategic Planning and General Counsel in two key areas: compliance and strategic planning. The Compensation Committee determined that Mr. Mahon demonstrated consistently excellent performance in both his General Counsel and Strategic Planning roles. Under Mr. Mahon's leadership, we continue to adhere to high levels of compliance and ethical standards. In his strategic planning role, Mr. Mahon managed multiple lawsuits and continued to work to advance our strategic interests.

        Mr. Ferrari.    In determining Mr. Ferrari's long-term incentive bonus award for the second half of 2009, the Compensation Committee considered his performance as Chief Financial Officer in two key areas: accounting and financial reporting, and reimbursement. The Compensation Committee determined that Mr. Ferrari performed well as Chief Financial Officer during the second half of 2009, and provided invaluable strategic assistance to Drs. Rothblatt and Jeffs and Mr. Mahon. Mr. Ferrari's management of his team in the Finance Department was excellent and contributed to the strength of our control mechanisms. In addition, Mr. Ferrari's management of payor reimbursement strategy resulted in an 80% uptake of payor reimbursement for our two new products, Adcirca and Tyvaso. Finally, in 2009 Mr. Ferrari assumed the management of the glycobiology antiviral program and related government contracts.

2009 Annual Long-Term Incentive Bonus Award to our Chief Executive Officer

        The amount of Dr. Rothblatt's long-term incentive bonus award, if any, is determined by a formula set forth in her employment agreement and awarded once each year on December 31st, as discussed in the section entitled Individual Equity Incentive Compensation Plan below. For 2009, Dr. Rothblatt was awarded 625,396 stock options under our EIP, with an exercise price of $52.65, the closing price of our common stock on the NASDAQ on December 31, 2009.

Long-Term Incentive Bonus Awards Grant Timing Policy

        Long-term incentive bonus awards are ordinarily granted to our Named Executive Officers other than our Chief Executive Officer on a semi-annual basis on March 15th and September 15th of each year with an exercise price equal to the closing price for our common stock on the NASDAQ on the date of grant. This timing is designed to ensure that awards are granted after the market has had an opportunity to react to our announcements of second quarter and annual earnings, respectively. We also believe this timing helps us avoid broad internal communication of highly confidential financial results prior to public announcement of our second quarter and annual financial results. For all long-term incentive bonus awards granted to our Named Executive Officers, if the award is granted on a date when the NASDAQ is not open, such award is given an exercise price equal to the closing price of our common stock on the NASDAQ on the preceding trading day.

        Long-term incentive bonus awards for our Named Executive Officers other than our Chief Executive Officer for the first and second halves of 2009 were made on September 15, 2009 and March 15, 2010, respectively. Awards granted in 2010 for the second half of 2009 are not shown in the Summary Compensation Table and the tables thereafter, in accordance with SEC disclosure rules. These awards will be included in these tables in our 2011 proxy statement.

        The long-term incentive bonus award for our Chief Executive Officer is granted in accordance with the formula set forth in her employment agreement once each year on December 31st, or the preceding Friday if such date falls on a weekend.

Benefits and Perquisites

        The benefits offered to our Named Executive Officers are substantially the same as those offered to all employees, with the exception of the SERP discussed in the section entitled Supplemental Executive Retirement Plan below. We provide a tax-qualified retirement plan (a 401(k) plan) and medical and other benefits to executives that are generally available to other full-time employees. Under our 401(k) plan, all employees are permitted to contribute up to the maximum percentage allowable under applicable law (i.e., $16,500 in 2009 or $22,000 for eligible participants who are age 50 or older). Prior to June 2009, we made matching contributions equal to 20% of eligible employee contributions for employees who had completed at least six months of employment, with such matching contributions vesting 33 1/3% per year based on years of service, not the amount of time an employee has participated in the 401(k) plan. Therefore, once an employee completes three years of service, his or her account is fully vested and any future matching funds will vest immediately. Beginning on July 1, 2009, we increased the matching contribution for eligible employee contributions to 40%. No matching contribution is made for contributions above $16,500.

        The 401(k) plan and other generally available benefits programs allow us to remain competitive for executive talent. We also provide limited perquisites to our Named Executive Officers, including participation in either our vehicle lease program, which covers the monthly lease payment and cost of insurance and maintenance on a vehicle, or a monthly car allowance of $600. The Compensation Committee believes that the availability of these benefits programs generally enhances executive recruitment, retention, productivity and loyalty to us.

        For additional details on certain benefits and perquisites received by our Named Executive Officers, see the Summary Compensation Table below.

  Supplemental Executive Retirement Plan

        We also sponsor our SERP, a supplemental retirement/retention program for select executives, to enhance the long-term retention of individuals who have been and will continue to be vital to our success. Currently, only our Named Executive Officers and three other senior officers have been designated to participate in the SERP.

        In order to be eligible to receive a benefit, a Named Executive Officer generally must remain employed by us or one of our affiliates until age 60. However, in the event of death, disability or a change in control of our company (as defined in the SERP), an executive may be eligible to receive a benefit prior to age 60. The benefit formula for the plan is described in detail under the Pension Benefits table below. The benefit is capped at a maximum of 15 years of service and will be reduced by estimated social security benefits. Upon a change in control of our company before a participant reaches age 60, he or she will immediately vest in and receive a lump sum distribution of a prorated benefit based on years of service to date. In addition, upon a change in control, any former executive who is receiving or eligible to receive payments under the SERP will receive a lump sum payment of his or her benefit under the SERP.

        In December 2008, the Compensation Committee adopted the United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document, providing for the establishment of a trust (the Rabbi Trust), the assets of which will be contributed by us and used to pay benefits under the SERP, in order to provide more certainty to SERP participants regarding our obligation to pay benefits, including upon a change in control (as defined in the SERP). The Compensation Committee adopted the Rabbi Trust in order to offer some limited level of security to SERP participants with respect to their nonqualified benefits, as SERP participants otherwise only have a contractual promise from their employer to pay the benefits. However, the assets of the Rabbi Trust remain subject to the claims of our creditors.

        Additional details regarding the SERP and Rabbi Trust are provided under the Pension Benefits table below.

  Severance and Change in Control Arrangements for Named Executive Officers

        Each of our Named Executive Officers is eligible for certain severance payments in the event his or her employment terminates under specified circumstances. As discussed in more detail in the section entitled Potential Payments Upon Termination or Change in Control below, the Named Executive Officers' employment agreements as well as the SERP, our EIP and the STAP provide for certain payments and other benefits in the event the Named Executive Officer's employment terminates under various circumstances. In exchange for the benefits offered under these agreements and plans, our Named Executive Officers have agreed not to engage in competitive activities or to interfere with our business relations for a specified period of time following termination of their employment and not to disclose our confidential information.

        Generally, our Named Executive Officers will be eligible for termination benefits in the event of:

  •
  Termination of employment upon death or disability;

  •
  Termination of employment by us without cause;

  •
  Termination of employment as a result of a change in control of our company;

  •
  Termination by the executive due to a material diminishment of authority and responsibilities; or

  •
  Resignation by the executive in order to take a position with us as a Senior Advisor.

        Details regarding severance and change in control arrangements for our Named Executive Officers are contained in the text following the Potential Payments Upon Termination or Change in Control table below.

        Dr. Rothblatt's severance and change in control benefits provided under her employment agreement are greater than the potential benefits provided to our other Named Executive Officers under their respective employment agreements and were negotiated prior to our initial public offering in 1999. These benefits were necessary to retain her services as Chief Executive Officer. See the description of these benefits below in the section entitled Severance and Change in Control Payments to the Chief Executive Officer below.

        The Compensation Committee approved severance and change in control arrangements in order to promote the loyalty and productivity of our Named Executive Officers. In addition, for our Named Executive Officers, the arrangements are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of our shareholders and other constituents of our company without undue concern about whether the transaction may jeopardize their employment. The Compensation Committee wants our Named Executive Officers to be free to think creatively and promote the best interests of our company without worrying about the impact of those decisions on their employment.

  Senior Advisor Status

        All of our Named Executive Officers have the option under their employment agreements to resign for any reason other than a reason constituting "cause" in order to take a position with us as a Senior Advisor. This Senior Advisor option was adopted for Named Executive Officers in order to provide an amicable way to end a Named Executive Officer's executive responsibilities. By selecting the Senior Advisor option, a Named Executive Officer can resign from his or her executive responsibilities, yet remain available to assist us in an advisory capacity. Named Executive Officers who elect to become Senior Advisors are entitled to receive the same termination compensation as if they were terminated without cause in accordance with the terms of their employment agreements and to continue to be employed on a full-time basis as a Senior Advisor for up to fifteen years from the date of their resignation. They may continue in this position for so long as they are willing and able to provide advisory services, with compensation of $50,000 per year for each year of service without increase, bonus or other adjustment. Details regarding potential benefits that may become payable in the event of termination without cause are described in the text following the Potential Payments Upon Termination or Change in Control table below.

Benchmarking of Compensation, Target Pay Position, Tally Sheets and Other Factors Affecting Compensation Decisions

  Benchmarks

        The Compensation Committee reviews the compensation practices of two peer groups made up of our labor market competitors in order to assess the competitiveness of proposed base salaries, cash incentive bonus target opportunities, long-term incentive bonus target opportunities, and total direct compensation opportunities for our Named Executive Officers. The Compensation Committee considered data collected by Compensia in the fall of 2007 (the 2007 Study) to prepare for its 2008 and 2009 decisions regarding compensation for our Named Executive Officers described below. The Compensation Committee reviews the companies included in the two peer groups every two years and makes adjustments to the groups as necessary to ensure that these groups continue to properly reflect the market in which we compete for talent.

        The first peer group, called the Similarly Situated Peer Group, includes biopharmaceutical and biotechnology companies that are labor market competitors for executive talent and are in a similar range with our company with respect to several metrics, principally the last four quarters' (prior to collecting the compensation data) revenue and market capitalization. At the time of the 2007 Study, revenue range for the Similarly Situated Peer Group was approximately $65.0 million to $250 million, with a median of approximately $150 million, and the market capitalization range was approximately $200 million to $4.7 billion with a median of approximately $890 million. Our 2007 revenue and year-end market capitalization were approximately $210.9 million and $2.1 billion, respectively, and our 2008 revenue and year-end market capitalization were approximately $281.5 million and $1.65 billion, respectively. For the 2008/2009 comparative review and decision-making process, the Similarly Situated Peer Group was composed of the following companies:

•	Alkermes, Inc.	•	Myriad Genetics, Inc.
•	Biomarin Pharmaceutical Inc.	•	Nabi Biopharmaceuticals
•	Cubist Pharmaceuticals, Inc.	•	Nektar Therapeutics
•	Enzon Pharmaceuticals, Inc.	•	Pharmion Corporation
•	Exelixis Inc.		(acquired since 2007 study)
•	Lexicon Pharmaceuticals, Inc.	•	Progenics Pharmaceuticals, Inc.
•	Lifecell Corporation	•	Vertex Pharmaceuticals Incorporated
	(acquired since 2007 study)	•	ViroPharma Incorporated
•	Ligand Pharmaceuticals Incorporated

        The second peer group, called the High Performing Peer Group, includes biopharmaceutical and biotechnology companies deemed to be industry leaders by the Compensation Committee, regardless of size, as measured by financial performance, shareholder value creation and drug development and commercialization. At the time of the 2007 Study, revenue range for the High Performing Peer Group was approximately $350.0 million to $14.7 billion, with a median of approximately $920 million, and the market capitalization range was $1.8 billion to $77.1 billion, with a median of approximately $5.4 billion. These companies also compete with us for executive talent. The Compensation Committee believes this latter group provides important comparisons based on our historical performance because they have been successful in maintaining growth in revenue, profitability and market capitalization. The Compensation Committee believes it is important to make this comparison in order to ascertain the adequacy of our executive compensation program with respect to other companies. For the 2008/2009 comparative review and decision-making process, the High Performing Peer Group was composed of the following companies:

•	Abraxis Bioscience Inc.	•	Gilead Sciences, Inc.
•	Amgen, Inc.	•	ImClone Systems Incorporated
•	Amylin Pharmaceuticals, Inc.		(acquired since 2007 study)
•	Biogen Idec Inc.	•	Millenium Pharmaceuticals, Inc.
•	Celgene Corporation		(acquired since 2007 study)
•	Cephalon, Inc.	•	OSI Pharmaceuticals Inc.
•	Genentech, Inc. (acquired since 2007 study)	•	PDL Biopharma, Inc.
•	Genzyme Corporation

        The Compensation Committee compares its proposed base salaries, annual cash incentive bonus target opportunities and the grant date fair value of long-term incentive bonus target opportunities for our Named Executive Officers with those of both peer groups as reported in their public filings, based on a report provided by Compensia every two years. Compensia also provides regular updates to the Compensation Committee on market trends in executive compensation to keep the most recent study relevant to the Compensation Committee's decision-making process.

  Target Pay Position

        The Compensation Committee evaluates our Named Executive Officers' pay competitiveness on an element-by-element basis, as well as on a Target Total Direct Compensation basis. As part of this evaluation, the Compensation Committee considers data that compares each individual element of compensation and Target Total Direct Compensation to corresponding data from both of our peer groups. The Compensation Committee generally seeks to set Named Executive Officer Target Total Direct Compensation at or above the 75th percentile of the Similarly Situated Peer Group and at or above the 50th percentile of the High Performing Peer Group. The Compensation Committee targets the 75th percentile of the Similarly Situated Peer Group in order to provide highly competitive compensation to retain what it believes is an exceptional management team and in recognition of our long track record of performing at or near the top of this peer group. A lower target percentile is used for the High Performing Peer Group because these companies tend to operate at a higher level with respect to revenue, profitability and market capitalization than we do.

        With respect to long-term incentive bonus target opportunities, other than for the Chief Executive Officer, the Compensation Committee does not have a set benchmark or formula for determining the target number of long-term incentive awards granted to each Named Executive Officer. It reviews, considers and establishes long-term incentive bonus target opportunities based on several factors, including: (i) the fair value of the long-term bonus target opportunity in relation to our peers (i.e., the 50th percentile of the High Performing Peer Group); (ii) past grant levels; (iii) individual and company performance; and (iv) the potential gain to be realized from these awards based on the appreciation in the price of our common stock.

        In determining long-term incentive bonus target opportunities, the Compensation Committee believes it is appropriate not to emphasize the fair value of the long-term bonus target opportunity because the meaningful incentive in long-term incentive compensation for our Named Executive Officers lies not in the accounting values of stock option and STAP awards but rather in the potential for appreciation in our stock price. In this regard, while we report the grant date fair values of our stock option and STAP awards used for financial reporting purposes in the Summary Compensation and Grants of Plan-Based Awards tables below, our Named Executive Officers may never realize these amounts. Our Named Executive Officers realize compensation from their stock options and STAP awards only to the extent they have the opportunity to exercise such grants at a time when the price of our common stock exceeds the awards' exercise prices.

        The Compensation Committee uses benchmarking as a tool to determine overall Target Total Direct Compensation for our Named Executive Officers as well as the appropriate mix of base salary, cash and long-term incentive bonus compensation. This approach also provides the Compensation Committee with the flexibility to focus on one or another element from year-to-year in order to meet the objectives of our executive compensation program. For 2009, each target element of compensation for our Named Executive Officers fell into the following percentiles among our peer groups:

	Base Salary		Cash Incentive Bonus Target Opportunity		Long-Term Incentive Bonus Target Opportunity(1)
Executive Officer	Similarly Situated Peer Group	High Performing Peer Group	Similarly Situated Peer Group	High Performing Peer Group	Similarly Situated Peer Group	High Performing Peer Group
Martine Rothblatt	> 75th percentile	< 50th percentile	> 75th percentile	50th percentile	> 75th percentile	< 50th percentile
John Ferrari	> 75th percentile	< 50th percentile	> 75th percentile	65th percentile	> 75th percentile	< 50th percentile
Roger Jeffs	> 75th percentile	> 75th percentile	> 75th percentile	75th percentile	> 75th percentile	< 50th percentile
Paul Mahon	> 75th percentile	> 75th percentile	65th percentile	60th percentile	> 75th percentile	55th percentile

(1)
For this analysis, the Compensation Committee assumed that the "target" is an award of 250,000 stock options for Dr. Rothblatt and awards of 60% of the long-term incentive bonus target opportunities listed in the Summary 2009 Target Compensation table above for each of our Named Executive Officers other than Dr. Rothblatt.

        In recent years, the Compensation Committee has focused on bringing compensation for our Named Executive Officers toward the 50th percentile of the High Performing Peer Group. Mr. Ferrari was appointed to the position of Chief Financial Officer in August 2006. Although the Compensation Committee has steadily increased his compensation over time to bring it more in line with the High Performing Peer Group, his compensation package is lower than that of Dr. Jeffs or Mr. Mahon, who have a longer tenure with our company. Because Dr. Rothblatt's long-term incentive bonus compensation is determined by a formula set forth in her employment agreement, she does not have a long-term incentive bonus target. As a result, the percentile listed above takes into account the average number of stock options she has received over the past ten years and does not necessarily reflect the value of her long-term incentive bonus compensation compared to that of Chief Executive Officers at our peers.

  Tally Sheets

        The Compensation Committee periodically reviews tally sheets for our Named Executive Officers and utilizes them, along with peer group analyses, in making its compensation decisions. The Compensation Committee last reviewed tally sheets in the fall of 2007 to prepare for its 2008 decisions regarding compensation for our Named Executive Officers. These tally sheets assign dollar amounts to each component of compensation for our Named Executive Officers, including Actual Total Direct Compensation, outstanding long-term incentive awards, benefits, perquisites and potential change in control severance payments. These tally sheets are only one tool used by the Compensation Committee in the process of evaluating the total amount of compensation provided to each Named Executive Officer and the effect that any adjustment to the various elements of Named Executive Officers' current compensation will have on total compensation. Tally sheets are not used in any formulaic manner to dictate pay decisions, but rather are used to educate and inform the Compensation Committee regarding the compensation environment.

  Other Factors Affecting Compensation Decisions

        In addition to benchmarking and tally sheets, the Compensation Committee also takes into account the financial performance of our company, including without limitation, independent analyst reports on our company, changes in the price of our common stock and individual achievements (such as successful clinical trial results). Based on this information, the Compensation Committee may make individual adjustments to our Named Executive Officers' compensation accordingly.

  2009 Actual Total Direct Compensation

        Actual Total Direct Compensation for our Named Executive Officers in 2009 was, on average, above the 75th percentile of the Similarly Situated Peer Group and at the 75th percentile of the High Performing Peer Group. The table below shows the approximate percent rank for each Named Executive Officer relative to each peer group.

Executive Officer	Similarly Situated Peer Group	High Performing Peer Group
Martine Rothblatt	> 75th percentile	> 75th percentile
John Ferrari	> 75th percentile	65th percentile
Roger Jeffs	> 75th percentile	75th percentile
Paul Mahon	> 75th percentile	> 75th percentile

        The Compensation Committee assumes that our Named Executive Officers will earn, on average, 60% of their target opportunity when it sets the long-term incentive bonus target opportunities. If that occurs, then the long-term incentive bonus awards for our Named Executive Officers will be at the 50th percentile of the High Performing Peer Group. However, in years when our Named Executive Officers and our company perform well, as was the case in 2009, they may receive greater than 60% of their target opportunities. Because 2009 was an exceptional year, our Named Executive Officers were awarded higher percentages of their long-term incentive bonus target opportunities, which caused their Actual Total Direct Compensation to be higher than the 50th percentile of the High Performing Peer Group. In addition, because the price of our common stock increased 61% in 2009, the grant date fair value of the long-term incentive bonus compensation received by our Named Executive Officers also increased, which affected the value of their Actual Total Direct Compensation. Also, because Dr. Rothblatt's year-end long-term incentive bonus compensation is based on a formula set forth in her employment agreement that takes into account the rise, if any, in our market capitalization, in years when our market capitalization increases substantially (as it did in 2009), Dr. Rothblatt's long-term incentive bonus award is above the 75th percentile of the High Performing Peer Group.

Accounting and Tax Considerations

  Financial Restatement

        Our Board of Directors will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash-, stock option-or STAP award-based incentive compensation paid to our Named Executive Officers and certain other executive officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. To the extent determined appropriate by our Board of Directors, we will seek to recover any amount determined to have been inappropriately received by an individual executive officer.

  Tax Considerations

        Section 162(m) of the Internal Revenue Code (the Code) generally provides that publicly held companies may not deduct compensation paid to our Chief Executive Officer and the three other most highly paid executive officers (other than our Chief Financial Officer) that exceeds $1 million per officer in a calendar year. Compensation that is considered "performance-based compensation" within the meaning of the Code does not count toward the $1 million limit.

        While the Committee considers the impact of the tax treatment, the primary factor influencing program design is the support of business objectives. Generally, whether incentive compensation will be deductible under Section 162(m) of the Code will be an important consideration, but not the decisive consideration, with respect to the Committee's compensation determinations. Accordingly, the Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that the Compensation Committee determines to be more appropriate. For example, awards granted under the annual cash incentive plan and the STAP do not meet all of the requirements for deductibility under the Code, and therefore may not be deductible, even though we consider annual cash incentive awards and STAP awards to be based on performance. For 2009, we will not be able to deduct approximately $93,300 due to Section 162(m) limitations.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into United Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2009.

                      Submitted by the Compensation Committee:
                      Christopher Causey (Chair)
                      R. Paul Gray
                      Louis Sullivan

 EXECUTIVE COMPENSATION

        The following table shows compensation information for 2007, 2008 and 2009 for our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)		Bonus ($)	Option/ STAP Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Martine Rothblatt	2009	798,203	(6)	—	14,577,981	440,125	1,755,503	19,286	17,591,098
Chief Executive Officer	2008	796,304	(6)	22,500	3,425,729	633,750	671,061	15,930	5,565,274
	2007	767,140	(6)	12,000	23,727,656	588,000	227,963	19,840	25,342,599
John Ferrari	2009	407,692	(7)	—	4,331,180	118,650	806,285	9,733	5,673,540
Chief Financial Officer	2008	380,000		6,000	5,077,816	169,000	268,809	8,418	5,910,043
and Treasurer	2007	300,000		2,800	1,015,438	137,200	365,402	7,385	1,828,225
Roger Jeffs	2009	710,000		—	6,356,091	288,150	1,306,063	11,960	8,672,264
President and	2008	701,250		14,600	9,855,556	409,775	326,239	8,195	11,315,615
Chief Operating	2007	668,750		8,400	3,182,603	411,600	34,169	8,896	4,314,418
Officer
Paul Mahon	2009	615,000		—	4,686,177	194,925	1,073,406	13,688	6,583,196
Executive Vice President,	2008	607,500		9,800	7,187,271	274,575	235,615	10,237	8,324,998
Strategic Planning and	2007	578,750		5,000	2,273,288	345,000	22,508	10,237	3,234,783
General Counsel

(1)
Base salaries for our Named Executive Officers become effective on April 1st of each year. Therefore, a portion of the base salary shown for each year reflects that for the previous year.

(2)
Amounts shown represent the aggregate grant date fair value of stock option and STAP awards granted to Named Executive Officers in each reported year, computed in accordance with SEC rules. For a discussion of valuation assumptions for stock option and STAP awards see Notes 8 and 11, respectively, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The stock options were awarded under our EIP and the STAP awards were granted under the STAP. See the Grants of Plan-Based Awards in 2009 table for more information on stock options and STAP awards granted to our Named Executive Officers in 2009.

(3)
Amounts shown represent the total cash awards earned by each Named Executive Officer under our Company-wide Milestone Incentive Bonus Program for the first and second halves of 2009. The payouts were determined based on our attainment of specific performance Milestones. For information on the amounts earned for the first and second halves of 2009, see the section entitled Cash Incentive Bonus Compensation in the Compensation Discussion and Analysis above.

(4)
Amounts shown represent the change in the actuarial present value of retirement benefits under the SERP calculated pursuant to SEC requirements. The assumptions used in calculating the change in the actuarial present value of SERP benefits are described in the footnotes to the Pension Benefits table below. The change in pension value from year to year as reported in the table will vary based on these assumptions and may not represent the value that a Named Executive Officer will actually accrue or receive under the SERP.

(5)
The amounts shown represent the incremental cost of the percentage of personal use by Named Executive Officers that can be attributed to lease, insurance and maintenance payments made on vehicles leased by us, travel for family members to our functions (collectively, the perquisites), and our "matching contributions" under our 401(k) Plan equal to 40% of each participant's qualifying salary contributions, beginning on July 1, 2009. Prior to the July 1, 2009, we matched 20% of each participant's qualifying salary contributions. None of the perquisites provided to a Named Executive Officer in 2009 had a value that exceeded the greater of $25,000 or 10% of the total amount of perquisites for that Named Executive Officer. Excluding perquisites, none of the individual elements reported as "All Other Compensation" for the Named Executive Officers had a value greater than $10,000.

(6)
Since April 2007, our Canadian subsidiary, Unither Biotech Inc., has paid a portion of Dr. Rothblatt's total base salary in the amount of 120,000 Canadian dollars. The value of this portion in U.S. dollars has been estimated for the purposes of disclosure here by using the spot exchange rate on the dates on which Dr. Rothblatt was paid. In 2007, 2008 and 2009, Unither Biotech Inc. paid the equivalent of US$119,640, US$113,178 and US$105,701, of Dr. Rothblatt's total base salary, respectively.

(7)
Includes $7,692 in accrued but unused vacation time that Mr. Ferrari cashed out in 2009, consistent with company policies.

Grants of Plan-Based Awards in 2009

        All data presented in the table for awards granted prior to September 22, 2009, is adjusted to reflect the two-for-one split of our common stock on September 22, 2009.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) Target($)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(3) ($)
Martine Rothblatt	Milestone Incentive		$775,000
	Stock Option	12/31/09		625,396	$52.65	$14,577,981
John Ferrari	STAP	03/13/09		106,250	$33.14	$1,703,770
	STAP	09/15/09		106,250	$50.09	$2,627,410
	Milestone Incentive		$210,000
Roger Jeffs	STAP	03/13/09		140,000	$33.14	$2,244,966
	STAP	09/15/09		166,250	$50.09	$4,111,125
	Milestone Incentive		$510,000
Paul Mahon	STAP	03/13/09		118,750	$33.14	$1,904,213
	STAP	09/15/09		112,500	$50.09	$2,781,964
	Milestone Incentive		$345,000

(1)
The amounts in this column reflect each Named Executive Officer's cash incentive bonus target opportunity based on the annual Company-wide Milestone Incentive Bonus Program for 2009 described in the section entitled Company-wide Milestone Incentive Bonus Program of the Compensation Discussion and Analysis above. Our Company-wide Milestone Incentive Bonus Program does not have a threshold or maximum payout. Accordingly, no threshold or maximum columns are shown. Actual bonuses earned under the program in 2009 are reported in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation."

(2)
The amounts in this column reflect the number of stock option awards granted to Dr. Rothblatt pursuant to the formula set forth in her employment agreement and the number of STAP awards granted to our other Named Executive Officers as long-term incentive bonus awards under our STAP.

(3)
For stock options, the grant date fair value is generally the amount that we will recognize as an expense over the award's vesting period, computed in accordance with SEC rules. For STAP awards, the dollar values in this column reflect the fair value of the awards on the grant date computed in accordance with SEC rules. The grant date fair value does not necessarily represent the amount we will recognize as an expense over the period that the STAP award is outstanding. The fair value of STAP awards is re-measured at the end of each quarterly reporting period until the awards are paid or are no longer outstanding. The expense we recognize on each quarterly reporting date is based on the portions of awards that are vesting and the amount of time vested awards have been outstanding.

 Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officer Employment Agreements

        The material terms of each Named Executive Officer's employment agreement are described below.

  Dr. Rothblatt

        In April 1999, we entered into an Executive Employment Agreement with Martine A. Rothblatt, Ph.D., our Chief Executive Officer. This agreement had been amended from time to time, most recently in 2004, and we entered into an Amended and Restated Executive Employment Agreement with Dr. Rothblatt effective January 1, 2009, in order to clarify the effectiveness of certain of the amendments, and to make certain other amendments.

        Dr. Rothblatt's employment agreement provides for an initial five-year term, which is automatically extended for additional one-year periods after each year unless either party gives at least six months' notice of termination. Either party may terminate the agreement prior to an annual renewal, which would result in a four-year remaining term.

        Dr. Rothblatt's compensation in 2009 was paid pursuant to this employment agreement, which entitles her to a minimum base salary of $180,000, annual cash and long-term incentive bonus compensation and participation in employee benefits generally available to other executives of our company. In accordance with the terms of her employment agreement, we also pay the cost of leasing, maintaining and insuring an automobile for Dr. Rothblatt.

        With respect to her annual long-term equity incentive compensation, Dr. Rothblatt's employment agreement provides that she will receive options to purchase shares of our common stock in accordance with a formula based on an increase in our market capitalization. The terms of Dr. Rothblatt's equity incentive compensation are described in the narrative entitled Individual Equity Incentive Compensation Plan below. For information regarding severance and change in control arrangements for Dr. Rothblatt, see the text following the Potential Payments Upon Termination or Change in Control table below.

  Dr. Jeffs and Messrs. Mahon and Ferrari

        We have entered into employment agreements with each of Dr. Jeffs and Messrs. Mahon and Ferrari. As amended, the agreements for Dr. Jeffs and Messrs. Mahon and Ferrari provide for an initial five-year term, which is automatically extended for additional one-year periods after each year. Either party may terminate the agreement upon 60 days notice prior to an annual renewal, which would result in a four-year remaining term. Mr. Ferrari's agreement was entered into on August 2, 2006, Dr. Jeffs' on November 29, 2000 and Mr. Mahon's on June 16, 2001. Dr. Jeffs' agreement provides for an annual base salary of at least $250,000, Mr. Mahon's agreement provides for an annual base salary of at least $300,000, and Mr. Ferrari's agreement provides for an annual base salary of at least $240,000. The level of each executive's base salary is subject to annual review and increase by the Compensation Committee. Annual salaries for Dr. Jeffs, Mr. Mahon and Mr. Ferrari were last reviewed on January 27, 2010, and beginning April 1, 2010, are set at $730,000, $635,000 and $440,000, respectively. Each executive is eligible to participate in our broad-based employee benefit plans. In accordance with the terms of Dr. Jeffs' employment agreement, we also pay the cost for leasing an automobile for Dr. Jeffs.

        Mr. Ferrari's employment agreement also provides his level of annual cash and long-term bonus target opportunities. The bonus amounts earned by Mr. Ferrari are ultimately subject to the criteria set forth in the Compensation Discussion and Analysis above. Under his employment agreement, Mr. Ferrari's annual cash incentive bonus target opportunity must be equal to at least 35% of his base salary and his annual long-term incentive bonus target opportunity must be at least 30,000 stock options or STAP awards; provided, however, that the foregoing long-term incentive bonus target opportunity is subject to review and adjustment from time to time by the Compensation Committee. The Compensation Committee has set Mr. Ferrari's long-term incentive bonus target opportunity at 125,000 STAP awards.

        For information regarding severance and change in control arrangements for these Named Executive Officers, see the text following the Potential Payments Upon Termination or Change in Control table below.

Summary of Terms of Plan-Based Awards

  Company-wide Milestone Incentive Bonus Program

        Our annual cash incentive bonus plan is designed to reward our Named Executive Officers for the financial and operational performance of our company. Awards earned by our Named Executive Officers under our Company-wide Milestone Incentive Bonus Program are paid in cash. For details of the plan, see the section entitled Company-wide Milestone Incentive Bonus Program in the Compensation Discussion and Analysis above.

  Individual Equity Incentive Compensation Plan

        In accordance with the terms of her employment agreement, as amended, Dr. Rothblatt is eligible to receive an annual award of stock options to purchase the number of shares of common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization, calculated using the average closing price for the month of December versus the average measured in December of the prior year. The Compensation Committee, with Dr. Rothblatt's consent, may reduce the number of stock options to be granted in accordance with the formula in her employment agreement. In 2009, Dr. Rothblatt was awarded 625,396 stock options in accordance with this formula. To date, all of Dr. Rothblatt's stock options have been awarded pursuant to our EIP, have a term of ten years and are fully vested and exercisable on the date of grant. The stock options have an exercise price equal to or exceeding the fair market value of our common stock at the closing price on the NASDAQ on the date of grant. If Dr. Rothblatt is a 10% owner at the time of any grant, the exercise price will be equal to 110% of the fair market value and the options will be exercisable over five years. The maximum number of shares reserved as of December 31, 2009, under our EIP for such grants is 11,554,693 (as adjusted for the two-for-one split of our common stock on September 22, 2009).

  STAP Awards

        As described in the section entitled Compensation Discussion and Analysis above, in 2009 our Named Executive Officers (other than Dr. Rothblatt) were granted discretionary STAP awards under our STAP. These long-term incentive bonus awards are granted semi-annually, concurrently with the cash incentive bonus awards. The STAP awards convey the right to receive an amount in cash equal to the positive difference between the exercise price (which equals the closing price of one share of our common stock on the date of grant) and the closing price of one share of our common stock on the date of exercise. The fair market value is based on the closing price of our common stock on the relevant grant date.

        Each STAP award granted before November 2009 has a ten-year term and vests in one-third increments on the first three anniversaries of the date of grant, subject to the Named Executive Officer's continued employment. STAP awards granted after November 2009 have a ten-year term and vest in one-fourth increments on the first four anniversaries of the date of grant. For information regarding acceleration of vesting upon certain employment termination events, see the text following the Potential Payments Upon Termination or Change in Control table below.

 Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table sets forth information regarding unexercised stock options or STAP awards held by each of our Named Executive Officers as of December 31, 2009. All data presented in the table for awards granted prior to September 22, 2009, is adjusted to reflect the two-for-one split of our common stock on September 22, 2009.

	Option Awards(1)
Name and Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable(2)	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price(3)($)	Option Expiration Date
Martine Rothblatt
01/20/2005	242,828	—	$21.80	01/20/2015
01/20/2005	502,770	—	21.80	06/26/2010
12/30/2005	653,654	—	34.56	12/30/2015
12/31/2007(4)	1,165,214	—	30.75	12/31/2017
12/31/2009	625,396	—	52.65	12/31/2019
John Ferrari
06/15/2005	15,888	—	$24.87	06/15/2015
12/15/2005	16,456	—	35.62	12/15/2015
08/10/2006	30,000	—	26.86	08/10/2016
09/15/2006	36,626	—	28.46	09/15/2016
03/15/2007	12,000	6,000	27.97	03/15/2017
09/14/2007	35,500	17,750	33.40	09/14/2017
06/03/2008(5)	32,184	64,366	25.32	06/03/2018
09/15/2008(6)	41,667	83,333	25.32	09/15/2018
03/13/2009	—	106,250	33.14	03/13/2019
09/15/2009	—	106,250	50.09	09/15/2019
Roger Jeffs
12/15/2004	64,000	—	$22.37	12/15/2014
06/29/2005	140,000	—	24.39	06/29/2015
12/15/2005(4)	210,000	—	30.75	12/15/2015
09/15/2006	175,000	—	28.46	09/15/2016
03/15/2007	70,000	35,000	27.97	03/15/2017
09/14/2007 (vesting 09/14/10)(4)	82,834	41,416	30.75	09/14/2017
06/03/2008(5)	75,251	150,499	25.32	06/03/2018
09/15/2008(6)	58,334	116,666	25.32	09/15/2018
03/13/2009	—	140,000	33.14	03/13/2019
09/15/2009	—	166,250	50.09	09/15/2019
Paul Mahon
10/04/2000(4)	200	—	$30.75	10/04/2010
01/20/2005	4,586	—	21.80	01/20/2015
12/15/2005(4)	200,000	—	30.75	12/15/2015
09/15/2006	125,000	—	28.46	09/15/2016
03/15/2007	48,000	25,000	27.97	03/15/2017
09/14/2007 (vesting 09/14/10)(4)	59,167	29,583	30.75	09/14/2017
06/03/2008(5)	53,751	107,499	25.32	06/03/2018
09/15/2008(6)	41,667	83,333	25.32	09/15/2018
03/13/2009	—	118,750	33.14	03/13/2019
09/15/2009	—	112,500	50.09	09/15/2019

(1)
Includes all outstanding stock option and STAP awards as of December 31, 2009.

(2)
Stock options and STAP awards granted prior to November 2009 vest in one-third increments on the first three anniversaries of the date of grant, assuming continued employment, except for Dr. Rothblatt's stock options, which are fully vested upon grant pursuant to her employment agreement.

(3)
The exercise price of a stock option or STAP award is the closing price on the NASDAQ of a share of our common stock on the date of grant. However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63 ($25.32 after our September 2009 two-for-one stock split), the closing price of our common stock on the NASDAQ on that date.

(4)
On November 26, 2008, we commenced an option exchange program with respect to certain outstanding options to purchase shares of our common stock that had an exercise price per share greater than $65.00 ($32.50 as adjusted for the September 2009 two-for-one split of our common stock). Three out of four of our Named Executive Officers participated in the option exchange program. All of the replacement options were issued when the option exchange program terminated on December 26, 2008, and had an exercise price of $61.50 ($30.75 as adjusted for the September 2009 two-for-one split of our common stock) per share, representing the closing price of our common stock, as reported on the NASDAQ, on December 26, 2008. Replacement options granted in exchange for vested options are subject to a one-year vesting schedule. Any replacement options granted in exchange for unvested options are subject to the original vesting schedule of the original options. All replacement options were granted under our EIP and, other than the changes described above, have terms and conditions identical to those contained in the corresponding original option grants.

  Options were exchanged by our Named Executive Officers as follows:

  •
  Dr. Rothblatt, exchanged options to purchase 1,165,214 shares of our common stock (as adjusted for the September 2009 two-for-one split of our common stock), out of an aggregate 1,818,868 options that were eligible for exchange;

  •
  Dr. Jeffs, exchanged options to purchase 334,250 shares of our common stock (as adjusted for the September 2009 two-for-one split of our common stock), representing all of his options eligible for exchange; and

  •
  Mr. Mahon, exchanged options to purchase 288,950 shares of our common stock (as adjusted for the September 2009 two-for-one split of our common stock), representing all of his options eligible for exchange.

(5)
Represents a STAP award grant with an original exercise price of $94.06 ($47.03 after our September 2009 two-for-one stock split). However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63 ($25.32 after our September 2009 two-for-one stock split), the closing price of our common stock on the NASDAQ on that date.

(6)
Represents a STAP award grant with an original exercise price of $109.64 ($54.82 after our September 2009 two-for-one stock split). However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63 ($25.32 after our September 2009 two-for-one stock split), the closing price of our common stock on the NASDAQ on that date.

Option Exercises and Stock Vested in 2009

        The following table shows the number of shares of our common stock acquired upon exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2009. To date, no STAP awards have been exercised by our Named Executive Officers. All data presented in the table is adjusted to reflect the two-for-one split of our common stock on September 22, 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Martine Rothblatt	86,844	$2,536,469
John Ferrari	19,228	$595,143
Roger Jeffs	64,000	$1,565,340
Paul Mahon	109,826	$2,531,360

(1)
The value realized equals the difference between the exercise price of the stock options and the fair market value of our common stock upon the date of exercise, multiplied by the number of options exercised.

Pension Benefits in 2009

        The following table describes the present value of the accumulated benefit for each Named Executive Officer under the SERP:

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)
Martine Rothblatt	SERP	12.3	$7,858,777
John Ferrari	SERP	8.6	$2,021,793
Roger Jeffs	SERP	11.3	$4,800,019
Paul Mahon	SERP	8.5	$3,725,580

(1)
The number of years of credited service reflects the different dates on which these Named Executive Officers commenced employment with us.

(2)
For a discussion of valuation assumptions, see Note 14—Supplemental Executive Retirement Plan to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The present value of accumulated benefits calculation includes non-service related benefits; that is, it assumes continued service until participants reach age 60. The present value is based on accumulated benefits projected at age 60 based on earnings at December 31, 2009, without reflecting the age 62 social security offset. A discount rate of 5.25% is used and assumes no pre-retirement death, disability or termination.

Supplemental Executive Retirement Plan

        In March 2006, the Compensation Committee approved a non-qualified supplemental defined benefit retirement plan for select key executives to enhance the long-term retention of individuals that have been and will continue to be vital to our success.

        Our SERP became effective April 1, 2006. Under the terms of this arrangement, participants generally must remain in the employ of our company or one of its affiliates until age 60 to receive a benefit except in the event of death, disability or a change in control of our company. If a participant terminates employment with us for any reason prior to age of 60 (other than due to death or disability or following a change of control), no benefit will be paid. The benefit to be paid under the plan is based on when an executive commenced participation in the plan. In general, a participant will be eligible for an unreduced benefit under the plan after 15 years of service. Upon a change-in-control before a participant reaches age 60, he or she will immediately vest in and receive a prorated benefit based on years of service to date.

        The SERP is administered by the Compensation Committee. Only a member of a "select group of management or highly compensated employees" within the meaning of ERISA Section 201(2) may be selected to participate in the SERP. Currently, our Named Executive Officers and three other key employees have been designated to participate in the SERP. Drs. Rothblatt and Jeffs and Mr. Mahon are all eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over his or her last 36 months of active employment (the Final Average Compensation), reduced by the participant's estimated social security benefit (determined as provided under the SERP), for the remainder of the participant's life (the aggregate amount of such payments, the Normal Retirement Benefit), commencing on the first day of the sixth month after retirement. For executives who began participating in the plan after July 1, 2006, including Mr. Ferrari, the retirement benefit is generally calculated as 100% of the final three year average gross base salary reduced by the estimated social security benefit they would receive in retirement, multiplied by a fraction (not to exceed 1) the numerator of which is their years of service and the denominator of which is 15 (the Normal Retirement Benefit). This means that for participants who have less than 15 years of service with us, the retirement benefit is prorated by the number of years of actual service divided by 15 years. By age 60, all of the current participants except Mr. Ferrari will have had 15 years of service if they remain employed by us. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant's beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit, as determined under the SERP (the aggregate amount of such payments referred to as the Disability Retirement Benefit), commencing on the first day of the sixth month after termination of employment in the event of a Disability and as soon as administratively practicable in the event of death. All participants have elected to receive their benefit in the form of a lump sum, although they were also offered a choice of a single life annuity or an actuarially equivalent joint or survivor annuity.

        Future participants recommended for participation in the SERP by our Chief Executive Officer and approved by the Compensation Committee will become participants on the first day of the month coinciding with or next following the date of designation by the Compensation Committee of eligibility to participate in the SERP. Upon retirement after the age of 60, such participants will be eligible to receive a Normal Retirement Benefit for the remainder of the participant's life commencing on the first day of the sixth month of retirement. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant's beneficiary, as applicable, will be entitled to a Disability Retirement Benefit or a death benefit equal to a percentage of the Normal Retirement Benefit such participant would have been eligible to receive, as determined under the SERP, commencing on the first day of the sixth month after termination of employment (or as soon as administratively practicable following death).

        In the event of a change in control of our company by acquisition, merger, hostile takeover or for any other reason whatsoever which also qualifies as a "change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation" under Internal Revenue Code section 409A(a)(2)(A)(v) (a Change in Control), a participant who is actively employed on the date of the Change in Control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant's Final Average Compensation, reduced by the participant's estimated future social security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant's years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the Change in Control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a Change in Control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the Change in Control) will be made in a lump sum as soon as administratively practicable following such Change in Control.

        Participants in the SERP will be prohibited from competing with us or soliciting its employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        No payments were made under the SERP in 2009.

        In addition, see the section entitled Severance and Change in Control Payments to the Chief Executive Officer below for a description of potential additional years of service to be awarded to Dr. Rothblatt pursuant to her employment agreement. There are no other supplementary service recognition or benefit enhancement provisions for our Named Executive Officers.

 Rabbi Trust

        On December 28, 2007, the Compensation Committee adopted the United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document (Rabbi Trust Document), providing for the establishment of a trust (Rabbi Trust), the assets of which will be contributed by us and used to pay benefits under the SERP. The Rabbi Trust Document was entered into between our company and Wilmington Trust Company, which will serve as trustee of the Rabbi Trust. The Rabbi Trust is irrevocable, and SERP participants will have no preferred claim on, nor any beneficial ownership interest in, any assets of the Rabbi Trust.

        Generally, additional assets to the Rabbi Trust may be contributed by us at our sole discretion. However, pursuant to the terms of the Rabbi Trust Document, within five days following the occurrence of a Potential Change in Control (as defined below), or if earlier, at least five days prior to the occurrence of a Change in Control (as defined below), we will be obligated to make an irrevocable contribution to the Rabbi Trust in an amount sufficient to pay each SERP participant or beneficiary the benefits to which they would be entitled pursuant to the terms of the SERP on the date on which the Change in Control occurred.

        For purposes of the Rabbi Trust Document, a "Potential Change in Control" will be deemed to have occurred if one of the following events has occurred: (A) we enter into an agreement, the consummation of which would result in the occurrence of a Change in Control (as defined below); (B) we or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or (C) our Board of Directors adopts a resolution to the effect that, for purposes of the Rabbi Trust Document, a Potential Change in Control has occurred.

        For the purpose of the Rabbi Trust Document, "Change in Control" means any transfer in control of our company by acquisition, merger, hostile takeover or for any other reason whatsoever which also qualifies as a "change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation" under Internal Revenue Code section 409A(a)(2)(A)(v).

        The Rabbi Trust will not terminate until the date on which SERP participants or their beneficiaries are no longer entitled to benefits pursuant to the terms of the SERP.

Potential Payments Upon Termination or Change in Control

        Each of our Named Executive Officers is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated without cause, terminated due to disability or death, or terminated in connection with a change in control of our company in accordance with the applicable terms of their respective employment agreements, the SERP, our EIP and related stock option agreements, and the STAP and related award agreements as further described in the table below. The amounts shown in the Potential Payments Upon Termination or Change in Control table below are estimates of the value of these payments and benefits, assuming that such termination was effective as of December 31, 2009. The actual compensation to be paid to a Named Executive Officer can only be determined at the time such Named Executive Officer's employment is terminated. In addition to the benefits described below, our Named Executive Officers will be eligible to receive any benefits accrued under our broad-based benefit plans, such as distributions under life insurance and disability benefit plans and accrued vacation pay.

        The payments shown in the following table are provided to our Named Executive Officers under their respective employment agreements, the SERP, our EIP, related stock option agreements, the STAP and related award agreements. The summary of these benefits following this table is qualified in its entirety by the specific language of the various agreements and plans that have been filed with the SEC.

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause/ Resignation for Good Reason/ Resignation While Continuing as Senior Advisor	Disability(1)(2)	Death(1)(2)	Termination upon a Change in Control	Change In Control without Termination of Employment
Martine Rothblatt
Salary and bonus	$3,742,600	$321,625	$321,625	$3,742,600	$—
Stock option vesting acceleration(3)	—	—	—	—	—
Supplemental Executive Retirement Plan	—	5,634,251	3,868,129	6,448,063	6,448,063
Health and other benefits(4)	82,058	—	—	82,058	—
Excise tax and gross-up(5)	—	—	—	834,570	—

Total	$3,824,658	$5,955,876	$4,189,754	$11,107,291	$6,448,063

John Ferrari
Salary and bonus	$1,150,000	$87,150	$87,150	$1,150,000	$—
Option and STAP award vesting acceleration(3)	6,872,146	6,872,146	6,872,146	6,872,146	6,872,146
Supplemental Executive Retirement Plan	—	2,050,432	1,396,016	2,050,432	2,050,432

Total	$8,022,146	$9,009,728	$8,355,312	$10,072,578	$8,922,578

Roger Jeffs
Salary and bonus	$2,268,800	$211,650	$211,650	$2,268,800	$—
Option and STAP award vesting acceleration(3)	12,230,766	12,230,766	12,230,766	12,230,766	12,230,766
Supplemental Executive Retirement Plan	—	2,352,427	1,687,617	3,607,054	3,607,054

Total	$14,499,566	$14,794,843	$14,130,033	$18,106,620	$15,837,820

Paul Mahon
Salary and bonus	$1,798,800	$143,175	$143,175	$1,798,800	$—
Option and STAP award vesting acceleration(3)	9,086,073	9,086,073	9,086,073	9,086,073	9,086,073
Supplemental Executive Retirement Plan	—	1,441,771	1,193,498	2,130,621	2,130,621

Total	$10,884,873	$10,671,019	$10,422,746	$13,015,494	$11,216,694

(1)
Assumes termination event occurs on December 31, 2009 for payout calculation.

(2)
Includes the bonus for the second half of 2009 based on the cash incentive bonus awards paid in March 2010.

(3)
The value shown is based on the difference between the aggregate exercise price of all accelerated stock options and/or STAP awards and the aggregate market value of the underlying shares calculated based on the closing market price of our common stock on December 31, 2009, $52.65.

(4)
Represents the estimated value of continued health care benefits for a three-year period after termination, outplacement services for 12 months, and fair value of the currently leased vehicle.

(5)
Upon a change in control, compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under section 280G of the Internal Revenue Code. Dr. Rothblatt is entitled to a gross-up of this tax under her employment agreement. The amount reported is an estimate of this gross-up amount, assuming a 35% tax rate.

  Severance and Change in Control Payments to the Chief Executive Officer

        If Dr. Rothblatt's employment is terminated due to her death or disability, we will continue to pay to her or her estate her current base salary through the end of the calendar year following such death or disability, and if her employment is terminated for disability, we will pay for continued benefits under our short-term and long-term disability insurance programs.

        Dr. Rothblatt is entitled to severance under her employment agreement upon the occurrence of any of the following three events (each referred to as a Termination Event):

  •
  Termination by us other than for "cause." In general, cause means: (i) her willful and continued failure to substantially perform her duties, or (ii) willfully engaging in gross misconduct that is materially injurious to us;

  •
  Termination by Dr. Rothblatt for "good reason." In general, good reason means, without her consent, the occurrence of any of the following: (i) the assignment of any duties that are inconsistent with her position as Chief Executive Officer; (ii) a material adverse change in her reporting responsibilities, titles or offices; (iii) failure to re-elect her to any position she held with us; (iv) a reduction in her base salary or failure to increase her salary consistent with certain other executive salary increases; (v) relocation of 25 miles or more or additional substantially more burdensome travel requirements; (vi) failure to continue her as a participant in any bonus or other incentive plans in which she was participating; (vii) failure to keep in effect certain benefit plans and arrangements; (viii) failure to obtain a successor entity's assumption of the agreement; (ix) failure to abide by certain provisions in the agreement; or (x) any other material breach of the employment agreement; or

  •
  Resignation as an executive officer but continued status as a Senior Advisor to us.

        Upon the occurrence of a Termination Event, Dr. Rothblatt will be entitled to a lump sum cash payment equal to the sum of:

  •
  Accrued but unpaid base salary plus any bonus and incentive payments that have been earned through the date of termination;

  •
  The greater of her bonus and incentive payments for the prior year or the average of such payments for the prior two years, on a prorated basis for the year of termination;

  •
  Three times the sum of her highest annual base salary for the preceding twelve months and the greater of her previous year's bonus and incentive payment or the average of those payments for the previous two years; and

  •
  The difference between the fair market value on the date of termination and the exercise price of any non-vested options held by Dr. Rothblatt.

        Upon the occurrence of a Termination Event, in addition to the benefits Dr. Rothblatt is entitled to receive under any retirement plan in which she participates on the date of termination (currently the SERP), Dr. Rothblatt is also entitled to receive a cash payment at her attainment of age 65 of an amount equal to the actuarial equivalent of the retirement pension, if any, she would have been entitled to receive under the terms of the retirement plan in which she was participating at the time of her termination, without regard to any vesting requirements under the plan, had she received three additional years of service following the date of termination at a rate of salary equal to her base salary in effect at the termination date. We are also required to maintain in full force and effect, in substantially all material respects, all employee benefit plans, programs and arrangements in which Dr. Rothblatt was entitled to participate immediately prior to the date of termination for the longer of thirty-six months after the termination date or the date upon which she receives comparable benefits from a new employer, or to provide substantially similar benefits if her participation in such plans or programs is barred. In addition, upon a Termination Event, all vested stock options held by Dr. Rothblatt will remain exercisable for their full terms.

        The agreement also provides for a tax gross-up payment to the extent any payments made upon termination of Dr. Rothblatt's employment are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor code provision. The agreement prohibits Dr. Rothblatt from engaging in activities competitive with us for five years following termination of her employment. She will also be subject to a permanent confidentiality obligation.

        Under the SERP, Dr. Rothblatt will be entitled to receive the benefit as described under the Pension Benefits table above in the event of death, disability or upon a change in control (as defined in the SERP). As a participant in the SERP, Dr. Rothblatt will be prohibited from competing with us or soliciting our employees for a period of twelve months following her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP and a requirement to repay previously-distributed benefits.

  Severance and Change in Control Payments to Named Executive Officers Other than the Chief Executive Officer

        Each of the employment agreements with Dr. Jeffs and Messrs. Mahon and Ferrari provides for severance benefits under various termination scenarios. These Named Executive Officers will be entitled to severance under their employment agreements upon the occurrence of any of the following four events:

  •
  Termination by us other than for "cause." In general, cause means: (i) failure to perform any of the material terms or provisions of the agreement; (ii) negligent or unsatisfactory performance of duties, after notice and the opportunity to correct such performance; (iii) employment or profession related misconduct; (iv) conviction of a crime involving a felony, fraud or embezzlement; or (iv) misappropriation of our funds or misuse of assets;

  •
  Termination by the executive as a result of his authority and responsibilities being materially diminished without cause (referred to here as a "good reason" termination);

  •
  Termination as a result of the transfer of control of our company (generally, as a result acquisition, merger, hostile takeover or any other reason); or

  •
  Resignation as an executive officer but continued status as a Senior Advisor to us.

        Upon the occurrence of any of these events, each of these Named Executive Officers is entitled to a lump sum payment of the greater of the amount he would have been entitled to receive in base salary through the remaining term of the agreement or an amount equal to two years of his then-current salary and cash incentive bonus. An estimate of the value of this payment based on salary levels as of December 31, 2009, is set forth in the table above. In addition, any unvested stock options and STAP awards would immediately become vested.

        Upon death or disability, any unvested stock options and STAP awards held by Dr. Jeffs or Messrs. Mahon and Ferrari will become fully vested. In addition, upon disability, each executive is entitled to receive any benefits accrued before termination under any incentive compensation plan or program at the time such payments are due.

        Each of their employment agreements prohibits Dr. Jeffs and Messrs. Mahon and Ferrari from accepting employment, consultancy or any other business relationships with an entity that directly competes with us or from engaging in the solicitation of our employees on behalf of a competitor for a period of two years following his last receipt of compensation from us. Each of Dr. Jeffs and Messrs. Mahon and Ferrari are under an obligation of confidentiality for three years after termination of their employment.

        These Named Executive Officers will also be entitled to receive the benefit as described under the Pension Benefits table in the event of death, disability or upon a change in control (as defined in the SERP). In addition, as participants in the SERP, each of Dr. Jeffs and Messrs. Mahon and Ferrari will be prohibited from competing with us or soliciting its employees for a period of twelve months following his termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP and a requirement to repay previously-distributed benefits.

REPORT OF THE AUDIT COMMITTEE AND INFORMATION ON OUR
INDEPENDENT AUDITORS

Report of the Audit Committee

        The Audit Committee oversees United Therapeutics' financial reporting process and monitors compliance with our Code of Ethics and Business Conduct on behalf of our Board of Directors. We are all independent directors under the listing standards of NASDAQ and the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. Our Board of Directors has determined that R. Paul Gray, the Committee Chairman, is an audit committee financial expert as defined under the rules and regulations of the SEC and that each member of the Audit Committee meets the financial sophistication requirement of the NASDAQ listing standards. The Audit Committee operates under a written charter, which we review periodically and which was adopted by our Board of Directors. We have amended our charter to be consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the SEC and NASDAQ, as they relate to audit committee requirements.

        We have met and held discussions with management and our independent auditors. Management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent auditors. Ernst & Young LLP functioned as our independent auditors for 2009. Ernst & Young LLP is responsible for expressing an opinion on (1) the conformity of our financial statements with generally accepted accounting principles and (2) our internal control over financial reporting. The Audit Committee does not prepare financial statements or conduct audits.

        In conjunction with the December 31, 2009, audited consolidated financial statements, we have:

  •
  reviewed and discussed our 2009 audited consolidated financial statements with our management and Ernst & Young LLP, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, and the reasonableness of significant judgments;

  •
  reviewed and discussed management's assessments of the effectiveness of internal controls over financial reporting and Ernst & Young LLP's related assessments and auditing procedures;

  •
  discussed with Ernst & Young LLP the overall scope of and plans for our audits and reviews. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss our financial reporting processes and internal accounting controls. We have reviewed all important audit findings prepared by Ernst & Young LLP;

  •
  discussed with Ernst & Young LLP matters that are required to be discussed by generally accepted auditing standards, including those standards set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence. We also discussed with Ernst & Young LLP their independence, including any relationships that may have an impact on their objectivity and independence, and satisfied ourselves as to Ernst & Young LLP's independence. We also reviewed and pre-approved the scope and fees for all audit and other services performed by Ernst & Young LLP for us; and

  •
  met and reviewed with members of senior management and Ernst & Young LLP the certifications provided by our Chief Executive Officer and our Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC relating to these certifications and the overall certification process.

        Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for 2009 and related reports on internal controls be included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

                      Submitted by the Audit Committee:
                      R. Paul Gray (Chair)
                      Christopher Causey
                      Richard Giltner
                      Christopher Patusky

 Principal Accountant Fees and Services

        Fees for professional services provided by Ernst & Young LLP in each of the last two years in each of the following categories are:

	2009	2008
Audit fees	$569,645	$672,094
Audit-related fees	307,253	221,657
Tax fees	717,495	301,300
All other fees	115,669	188,204

	$1,710,062	$1,383,255

        Fees for audit services include fees associated with the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, accounting and financial reporting consultations and services in connection with registration statements. Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. Tax fees are fees billed for professional services for tax compliance, tax advice and tax planning. All other fees include fees for permitted products and services other than those classified as audit, audit-related or tax.

        The Audit Committee of our Board of Directors has considered and determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence. Since Ernst & Young LLP's appointment as our independent registered public accounting firm, the Audit Committee has pre-approved all of the services performed by Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditors

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services performed by our independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, our independent auditor provides an engagement letter to the Audit Committee prior to commencing its second-quarter review work, which letter outlines the scope of the proposed audit and audit-related fees. The Audit Committee reviews the letter and negotiates with and formally engages the auditor.

        For non-audit services, our senior management may from time to time recommend to the Audit Committee that it engage our independent auditor to provide non-audit services, and request the Audit Committee to approve such engagement. Our senior management and our independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget estimating non-audit service spending for the fiscal year will be provided to the Audit Committee along with the request. The Audit Committee must approve the permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by our independent auditor pursuant to this pre-approval process.

 OTHER MATTERS

Stock Split

        On September 1, 2009, our Board of Directors authorized a stock split that was effected in the form of a stock dividend pursuant to which one share of our common stock would be distributed for each share issued and outstanding (or held in treasury) at the close of business on the record date, September 14, 2009. Accordingly, the stock dividend was distributed to eligible shareholders on September 22, 2009. All references in this proxy statement to the price of our common stock, number of shares of our common stock and per share data, including data pertaining to share-based awards, have been restated to reflect the effects of the stock split for all periods presented.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, Named Executive Officers and 10% shareholders to file reports of ownership of our equity securities with the SEC and to furnish copies of all such reports to us. We routinely assist our officers and directors in preparing and filing these reports. To our knowledge, based on the information furnished to us, we believe that for the year ended December 31, 2009, all such filing requirements were met.

Shareholder Proposals

        We expect that our 2011 annual meeting of shareholders will take place on June 26, 2011. We anticipate distributing our proxy statement in connection with our 2011 annual meeting of shareholders on or about April 30, 2011. Shareholder proposals intended for inclusion in our proxy statement and form of proxy for our 2011 annual meeting of shareholders must be received by us by overnight mail, acceptance signature required, no later than January 8, 2011, and must otherwise comply with the rules of the SEC for inclusion in our proxy statement and form of proxy relating to that meeting.

        In order for a shareholder to bring other business before the 2011 annual meeting of shareholders, our Amended and Restated By-laws require that the shareholder give timely notice of the proposal to our Corporate Secretary in advance of the meeting. Such notice must be given no less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary of the Annual Meeting unless the date of the 2011 annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the Annual Meeting, in which case notice of a proposal must be received by our Corporate Secretary no later than the close of business on the later of the sixtieth (60th) day prior to the 2011 annual meeting or the tenth (10th) day following the date on which public announcement of the date of the 2011 annual meeting of shareholders is first made. Accordingly, for the 2011 annual meeting, notice of a proposal must be received by our Corporate Secretary no later than March 30, 2011 and no earlier than February 28, 2011. In addition, the notice must meet all other requirements contained in our Amended and Restated By-laws. These requirements are separate from the requirements a shareholder must meet to have a proposal included in our proxy statement.

        All notices of proposals must be given in writing to our Corporate Secretary by e-mail at corporatesecretary@unither.com, by facsimile at (202) 483-4006 or by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910.

Director Nominations

        In order for a shareholder to nominate a director for election at the 2011 annual meeting of shareholders, our Amended and Restated By-laws require that the shareholder give timely notice of the nomination to our Corporate Secretary in advance of the meeting. Such notice must be given no less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary of the Annual Meeting unless the date of the 2011 annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the Annual Meeting, in which case notice of a nomination must be received by our Corporate Secretary no later than the close of business on the later of the sixtieth (60th) day prior to the 2011 annual meeting or the tenth (10th) day following the date on which public announcement of the date of our 2011 annual meeting of shareholders is first made. Accordingly, for the 2011 annual meeting, notice of a nomination must be received by our Corporate Secretary no later than March 30, 2011 and no earlier than February 28, 2011. In addition, the notice must meet all other requirements contained in our Amended and Restated By-laws.

        All notices of nominations must be given in writing to our Corporate Secretary by e-mail at corporatesecretary@unither.com, by facsimile at (202) 483-4006 or by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910.

Code of Conduct and Ethics

        We have a written Code of Conduct and Ethics that applies to our principal executive officer, principal financial officer, our principal accounting officer and all of our other directors, officers and employees. The Code of Conduct and Ethics is available on our website at http://www.unither.com. We will provide a copy of the Code of Conduct and Ethics free of charge in response to a written request mailed to our corporate headquarters to the attention of: Investor Relations Department, 1040 Spring St., Silver Spring, Maryland 20910. If any amendment to, or a waiver of, a provision of the Code of Conduct and Ethics that applies to the principal executive officer, principal financial officer and principal accounting officer is made, such information will be posted on our website at http://www.unither.com.

Other Business

        Management knows of no matters to be presented for action at the Annual Meeting other than as presented above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interests of our company.

Shareholders Sharing the Same Address

        We have adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, we will deliver only one copy of our 2009 Annual Report to Shareholders, 2009 Annual Report on Form 10-K and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports the environment.

        Our 2009 Annual Report to Shareholders, 2009 Annual Report on Form 10-K and this proxy statement are available at our web site at http://ir.unither.com/annualProxy.cfm, which does not have "cookies" that identify visitors to the site. We will deliver promptly upon written or oral request a separate copy of the 2009 Annual Report to Shareholders, 2009 Annual Report on Form 10-K and this proxy statement to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report or this proxy statement, write to: Senior Vice President, Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910 or call (301) 608-9292 and ask for Investor Relations.

        If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

Annual Report

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, has been mailed concurrently with this proxy statement to all shareholders entitled to notice of and to vote at our Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy-soliciting material. Shareholders may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, without charge by mailing a request to United Therapeutics Corporation, Attention: Senior Vice President, Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910. An electronic copy is available on our website: http://ir.unither.com/annualProxy.cfm, which does not have "cookies" that identify visitors to the site.

UNITED THERAPEUTICS CORPORATION
Proxy for the 2010 Annual Meeting of Shareholders to be Held on June 28, 2010

The undersigned hereby appoints Martine Rothblatt and Paul Mahon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of United Therapeutics Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of shareholders of our company to be held on June 28, 2010, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Shareholders

The Proxy Statement, Form 10-K and the 2009 Annual Report to Shareholders are available at:

http://ir.unither.com/annualProxy.cfm

THIS PROXY IS BEING SOLICITED

ON BEHALF OF THE BOARD

OF DIRECTORS

PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY

(Continued and to be SIGNED on the reverse side)

1

1. Election of Class II Directors Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.	FOR all nominees listed, except as marked to the contrary	WITHHOLD AUTHORITY to vote for all nominees listed	Nominees: Class II: Christopher Causey Richard Giltner R. Paul Gray

THE BOARD OF DIRECTORS
	☐	☐	UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE

2. Approval of Amendment to Amended and Restated Certificate of Incorporation to Increase Authorized Number of Shares of Common Stock	FOR Approval of Amendment to Amended and Restated Certificate of Incorporation to Increase Authorized Number of Shares of Common Stock	ABSTAIN from voting on this proposal	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

	☐	☐

AGAINST Approval of Amendment to Amended and Restated Certificate of Incorporation to Increase Authorized Number of Shares of Common Stock

☐

3. Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation’s Independent Registered Public Accounting Firm for 2010	FOR Ratification of the Appointment of Ernst & Young as United Therapeutics Corporation’s Independent Registered Public Accounting Firm for 2010	ABSTAIN from voting on this proposal	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF ERNST & YOUNG LLP AS UNITED THERAPEUTICS CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

	☐	☐

AGAINST Ratification of the Appointment of Ernst & Young as United Therapeutics Corporation’s Independent Registered Public Accounting Firm for 2010

☐

Should the undersigned be present and elect to vote at the annual meeting of shareholders or at any adjournment or postponement thereof and after notification to United Therapeutics Corporation at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

4. The transaction of such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR JUDGMENT. AT PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING OF SHAREHOLDERS.

The undersigned acknowledges receipt from United Therapeutics Corporation prior to the execution of this proxy of the notice of annual meeting of shareholders, a Proxy Statement, a 2009 Annual Report and Annual Report on Form 10-K.

DATED	SHAREHOLDER (print name)

SHAREHOLDER (sign name)

I ☐ do ☐ do not plan to attend the meeting. (Please check one.)

NOTE:

Please sign exactly as the names(s) appear on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If shareholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title.

3